Exhibit 10.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

DATED AS OF FEBRUARY 5, 2015

BY AND BETWEEN

GENERAL WIRELESS INC.

AND

RADIOSHACK CORPORATION

AND

THE OTHER PARTIES SIGNATORY HERETO

Table of Contents

		Page

Article I

DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Other Definitions and Interpretive Matters	12

Article II

PURCHASE AND SALE

Section 2.1	Purchase and Sale of the Acquired Assets	13
Section 2.2	Excluded Assets	14
Section 2.3	Assumed Liabilities	15
Section 2.4	Excluded Liabilities	15
Section 2.5	Assignments	15
Section 2.6	Further Assurances	16

Article III

PURCHASE PRICE

Section 3.1	Purchase Price	16
Section 3.2	Closing Date Payment	16
Section 3.3	Consideration Adjustment	17
Section 3.4	Discharge of Assumed Liabilities After Closing	19
Section 3.5	Allocation of Purchase Price	19
Section 3.6	Withholding	19

Article IV

CLOSING

Section 4.1	Closing Date	20
Section 4.2	Buyer’s Deliveries	20
Section 4.3	Sellers’ Deliveries	20

Article V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 5.1	Organization and Good Standing	21
Section 5.2	Authority; Validity; Consents	21
Section 5.3	No Conflict	22
Section 5.4	Environmental and Health and Safety Matters	22
Section 5.5	Title to Acquired Assets; Real Property Leases	22

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Table of Contents (continued)

Table of Contents (continued)

Table of Contents (continued)

SCHEDULES

Schedule 1.1(a)	Assigned Agreements
Schedule 2.1(k)	Other Acquired Assets
Schedule 2.2(d)	Excluded Agreements
Schedule 5.1	Jurisdictions
Schedule 5.4	Environmental and Health and Safety Matters
Schedule 5.5(a)	Title to Acquired Assets
Schedule 5.5(b)	Real Property Leases
Schedule 5.7	Legal Proceedings
Schedule 5.8	Compliance with Laws; Permits
Schedule 5.9(a)	Sufficiency of Acquired Assets
Schedule 5.9(b)	Sufficiency and Enforceability of Assigned Agreements
Schedule 5.10	Brokers and Finders
Schedule 5.11(a)	Condition of Inventory
Schedule 5.11(b)	Condition of Equipment
Schedule 5.12(b)	Compliance with Employment Laws
Schedule 5.12(c)	Labor Proceedings
Schedule 5.13(b)	Retiree Benefits
Schedule 5.13(c)	Employee Benefit Plan Claims
Schedule 5.14	SEC Comments
Schedule 5.15	Privacy and Data Protection
Schedule 7.2	Operations Prior to the Closing Date
Schedule 9.8	Third Party Agreements

EXHIBITS

Exhibit A	Form of Bidding Procedures Order
Exhibit B	Form of Sale Order

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of February 5, 2015 (the “Effective Date”), by and between GENERAL WIRELESS INC., a Delaware corporation (“Buyer”), and RADIOSHACK CORPORATION, a Delaware corporation, and its Subsidiaries set forth on Annex A hereto (collectively, “Sellers” and each individually a “Seller”). Capitalized terms used herein and not otherwise defined herein have the meaning set forth in Article I.

RECITALS

WHEREAS, Sellers are engaged in the business of operating retail stores in the United States;

WHEREAS, Sellers intend to file a voluntary petition for relief (the “Filing”) commencing a case under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, Sellers desire to sell to Buyer all of the Acquired Assets (defined below) and transfer to Buyer the Assumed Liabilities (defined below) and Buyer desires to purchase from Sellers all of the Acquired Assets and assume all of the Assumed Liabilities, in each case upon the terms and conditions hereinafter set forth;

WHEREAS, the execution and delivery of this Agreement and Sellers’ ability to consummate the transactions set forth in this Agreement are subject to, among other things, the entry of the Sale Order under, inter alia, Sections 363 and 365 of the Bankruptcy Code; and

WHEREAS, the Parties desire to consummate the proposed transaction as promptly as practicable after the Bankruptcy Court enters the Sale Order.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referenced below.

“Acquired Assets” shall have the meaning set forth in Section 2.1.

“Acquired Store Schedule” shall have the meaning set forth in the definition of Acquired Stores.

“Acquired Stores” means (i) the retail stores identified on the preliminary schedule of acquired stores provided by Buyer to Sellers on February 4, 2015 (the “Acquired Store Schedule”) and (ii) any additional retail stores operated by Sellers in the United States that Buyer determines, in its sole discretion, to add to the Acquired Store Schedule within 30 days following the Effective Date by providing Sellers with written notice thereof (any stores so added to the Acquired Store Schedule, the “Additional Acquired Stores”), provided that Buyer shall not be permitted to add Additional Acquired Stores to the Acquired Store Schedule to the extent any such addition would cause the total number of stores identified on the Acquired Store Schedule to exceed 2,400 stores, but excluding (iii) any retail stores identified on the Acquired Store Schedule that Buyer determines, in its sole discretion, to remove from the Acquired Store Schedule no later than two Business Days prior to the Auction by providing Sellers with written notice thereof (any stores so removed from the Acquired Store Schedule, the “Excluded Acquired Stores”), provided that Buyer shall not be permitted to reduce the total number of stores identified on the Acquired Store Schedule below 1,500 stores. For the avoidance of doubt, a single retail store may constitute both an Additional Acquired Store and an Excluded Acquired Store for purposes of the provisions of this Agreement, in which case such retail store would not constitute an Acquired Store for purposes of this Agreement.

“Additional Acquired Stores” shall have the meaning set forth in the definition of Acquired Stores.

“Adjustment Amount” shall have the meaning set forth in Section 3.3(c)(ii).

“Affected Assets” shall have the meaning set forth in Section 7.10.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation Schedule(s)” shall have the meaning set forth in Section 3.5.

“Alternative Transaction” means a transaction or series of related transactions (whether by asset sale, equity purchase, merger or otherwise) pursuant to which Sellers enter into an agreement to sell or sell all or any non-de minimis portion of the Acquired Assets (excluding the sale of Inventory by Sellers conducted in the Ordinary Course of Business and any Permitted Inventory Reduction) or any group of assets that includes all or any non-de minimis portion of the Acquired Assets (excluding the sale of Inventory by Sellers conducted in the Ordinary Course of Business and any Permitted Inventory Reduction), to a Person other than Buyer, as the highest or best offer, in accordance with the Bidding Procedures Order or otherwise; provided that solely for purposes of determining whether any transaction or series of related transactions is an “Alternative Transaction”, the Acquired Assets shall not be deemed to include any assets, properties or rights that do not constitute Acquired Assets pursuant to the provisions of this Agreement, including pursuant to the definition of “Acquired Stores” and Section 7.8, at the time of such determination.

“Assigned Agreements” means the Real Property Leases and any other Contracts listed or described in Schedule 1.1(a) (as may be amended pursuant to Section 7.8).

“Assumed Consumer Liabilities” means all Liabilities of the Business with respect to (i) store or customer credits, sales promotions, rebates, coupons and gift cards and certificates (but only if such Liabilities are required by Law (subject to Order of the Bankruptcy Court) or by Order of the Bankruptcy Court to be honored by Sellers’ stores immediately prior to the Closing) and (ii) returns of goods or merchandise, customer prepayments and overpayments, customer refunds, credits, reimbursements and related adjustments with respect to goods or merchandise, in each case that arise from the operation of the Business prior to the Closing, but only to the extent that such Liabilities become payable or are otherwise required to be honored within thirty (30) days following the Closing.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Auction” shall have the meaning set forth in the Bidding Procedures.

“Avoidance Actions” means any and all claims for relief of Sellers under chapter 5 of the Bankruptcy Code, or state fraudulent conveyance, fraudulent transfer or other similar state laws.

“Bankruptcy Case” means the bankruptcy case to be commenced by Sellers under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.

“Bankruptcy Court” shall have the meaning set forth in the Recitals.

“Bidding Procedures” means the bidding procedures substantially in the form attached as Exhibit 1 to the Bidding Procedures Order, to be approved by the Bankruptcy Court pursuant to the Bidding Procedures Order.

“Bidding Procedures Order” means the Order of the Bankruptcy Court, pursuant to Sections 105(a), 363 and 365 of the Bankruptcy Code: (a) authorizing and scheduling the Auction; (b) approving procedures for the submission of Qualified Bids; (c) approving the Break-Up Fee and the Expense Reimbursement Amount; (d) scheduling a hearing to consider approval of such sale; and (e) approving the form and manner of notice of the Auction procedures and Sale Hearing, which Order shall be substantially in the form attached hereto as Exhibit A with such changes as are not adverse to Buyer or as the Parties may mutually agree.

“Break-Up Fee” shall have the meaning set forth in Section 7.6(a).

“Business” means the business of operating the Acquired Stores and other Acquired Assets in substantially the same manner as operated during the 12-month period prior to the date hereof.

“Business Day” means any day of the year, other than a Saturday or Sunday, on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized by Law to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Termination Notice” shall have the meaning set forth in Section 11.1(b)(i).

“Buyer’s Interim Access Manager” shall have the meaning set forth in Section 7.1.

“Cash Consideration” means (i) an amount equal to $3,000 multiplied by the number of Acquired Stores, plus (ii) the amount, if any, by which the amount of the Estimated Credit Bid Consideration exceeds the amount of debt under the Credit Facilities held by Buyer at the Closing.

“Challenge” shall have the meaning set forth in the definition of Final Order.

“Claims” means all claims, causes of action, rights of recovery (including rights of indemnity, warranty rights, rights of contribution, rights to refunds and rights to reimbursement) and rights of set-off, in each case, of whatever kind or description against any Person.

“Closing” shall have the meaning set forth in Section 4.1.

“Closing Date” shall have the meaning set forth in Section 4.1.

“Closing Legal Impediment” shall have the meaning set forth in Section 9.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, undertaking, lease, sublease, license, sublicense, sales order, purchase order or other commitment, whether written or oral (including commitments to enter into any of such), that is binding on any Person or any part of its property under applicable Law.

“Credit Bid” means a credit by the Buyer against an amount of debt under the Credit Facilities held by Buyer equal to the lesser of (x) Credit Bid Consideration and (y) the amount of debt under the Credit Facilities held by Buyer at the Closing pursuant to Section 363(k) of the Bankruptcy Code.

“Credit Bid Consideration” means an amount equal to (i) the aggregate Inventory Value with respect to the Acquired Stores as of the Closing, provided that the calculation of “Credit Bid Consideration” shall not include any Inventory Value with respect to any Acquired Store in respect of Inventory at such Acquired Store as of the Closing that is in excess of the Projected Inventory for such Acquired Store, plus (ii) an amount equal to the amount of Petty Cash, minus (iii) the aggregate amount of all Assumed Consumer Liabilities, minus (iv) the aggregate amount of all Damage or Destruction Losses and Equipment Losses determined pursuant to Section 7.10.

“Credit Facilities” means the DIP Credit Facility and the credit facilities established under the Pre-Petition Credit Agreement.

“Cure Costs” means amounts that must be paid and obligations that otherwise must be satisfied, including pursuant to Sections 365(b)(1)(A) and (B) of the Bankruptcy Code, in connection with the assumption and/or assignment of the Assigned Agreements, as determined by the Bankruptcy Court pursuant to the procedures in the Bidding Procedures Order.

“Damage or Destruction Loss” shall have the meaning set forth in Section 7.10.

“Debt Financing” means debt financing in an amount and on terms satisfactory to Buyer in its sole discretion.

“Debt Financing Commitment” means a binding financing commitment (including pursuant to a commitment letter) pursuant to which one or more lenders have committed to provide Buyer with the Debt Financing, subject to the terms and conditions therein.

“DIP Credit Agreement” means that certain Debtor-In-Possession Credit Agreement to be entered into by and among RadioShack Corporation, the other persons party thereto that are designated as credit parties, Cantor Fitzgerald Securities, as agent for all lenders, and the other financial institutions party thereto as lenders.

“DIP Credit Facility” means the credit facilities established under the DIP Credit Agreement.

“Divestiture Action” shall have the meaning set forth in Section 7.3(c).

“Documents” means (a) all books, records, files, invoices, inventory records, product specifications, customer lists and other customer-related information, cost and pricing information, supplier lists, business plans, personnel records, catalogs, customer literature, quality control records and manuals and credit records of customers and (b) Marketing Materials, in each case of clauses (a) and (b) relating to the Business, any Acquired Store, any Acquired Asset or any Transferred Employee, in each case including all data and other information stored on hard drives (including those located on remote servers, whether operated by Sellers or by third-party providers), discs, tapes or other media.

“DOJ” shall have the meaning set forth in Section 7.3(a).

“Effective Date” shall have the meaning set forth in the Preamble.

“Employee Benefit Plan” means any “employee benefit plan” (as defined in ERISA § 3(3)) and any other benefit or compensation plan, program, agreement or arrangement maintained, sponsored, or contributed or required to be contributed to by any Seller or any ERISA Affiliate or with respect to which any Seller or any ERISA Affiliate has any Liability.

“Encumbrance” means any charge, lien, claim, mortgage, lease, sublease, hypothecation, deed of trust, pledge, security interest, option, right of use or possession, right of first offer or first refusal, easement, servitude, restrictive covenant, encroachment, encumbrance, or other similar restriction of any kind.

“Environmental, Health and Safety Laws” shall have the meaning set forth in Section 5.4(a).

“Equipment” means all furniture, trade fixtures, equipment, computers, servers, telephones, laptop computers, machinery, apparatus, appliances, implements, signage, office supplies and all other tangible personal property of every kind and description owned by Sellers.

“Equipment Loss” shall have the meaning set forth in Section 7.10.

“Equity Commitment Letter” shall have the meaning set forth in Section 6.4(a).

“Equity Commitment Party” shall have the meaning set forth in Section 6.4(a).

“Equity Financing” shall have the meaning set forth in Section 6.4(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws issued thereunder.

“ERISA Affiliate” means any Person that, at any relevant time, is or was treated as a single employer with any Seller for purposes of Code § 414.

“Escrow Account” shall have the meaning set forth in Section 3.2.

“Escrow Agent” means a bank to be agreed in good faith by the Parties promptly after the Effective Date.

“Escrow Agreement” means an escrow agreement, to be dated as of the Closing date, by and among Buyer, RadioShack Corporation and the Escrow Agent, in the form to be agreed reasonably and in good faith by the Parties promptly after the Effective Date.

“Escrow Deposit” means the lesser of $10,000,000 and the amount by which Cash Consideration paid at Closing was increased pursuant to clause (ii) of the definition of Cash Consideration.

“Estimated Credit Bid Consideration” shall have the meaning set forth in Section 3.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Acquired Stores” shall have the meaning set forth in the definition of Acquired Stores.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Expense Reimbursement Amount” shall have the meaning set forth in Section 7.6(a).

“Filing” shall have the meaning set forth in the Recitals.

“Final Credit Bid Consideration” shall have the meaning set forth in Section 3.3(b).

“Final Order” means an action taken or order issued by the applicable Governmental Authority (a) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial, request for stay, motion or petition for reconsideration, application or request for review, or other similar motion, application, notice or request (collectively, a “Challenge”) has been timely filed, or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all respects without the possibility for further Challenge thereon; or (b) as to which the time for instituting or filing a Challenge shall have expired.

“Financing” shall have the meaning set forth in Section 6.4(a).

“FTC” shall have the meaning set forth in Section 7.3(a).

“Governmental Authority” means any United States federal, state, municipal or local or any foreign government, governmental agency or authority, or regulatory or administrative authority, or any court, tribunal or judicial body having jurisdiction, including the Bankruptcy Court.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted or otherwise made available by or under the authority of any Governmental Authority.

“Hazardous Substance” means any “toxic substance,” “hazardous pollutant,” “hazardous waste,” “hazardous material” or “hazardous substance” under any Environmental, Health and Safety Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the relevant rules and regulations thereunder.

“Identified Party” shall have the meaning set forth in Section 9.8.

“Inventory” means all finished goods and other merchandise held for retail sale or lease, including those held for display or demonstration or out on lease or consignment.

“Inventory Value” means, with respect to any Acquired Store, an amount equal to the product of (x) 85%, multiplied by (y) the book value of “Eligible Inventory” (as such term is defined in the DIP Credit Agreement) located at such Acquired Store as of the Closing, calculated on a basis consistent with the valuation of the book value inventory included in the SEC Reports and the Sellers’ ledgers provided to Buyer prior to the date hereof.

“IRS” means the Internal Revenue Service.

“IT Systems” means the information technology systems (including related hardware and software) used in the operation of the Business.

“Knowledge” means, with respect to any matter in question, in the case of Sellers, the knowledge, after reasonable inquiry, of Robert Donohoo, Justin Johnson and Kevin Krautkramer, with respect to such matter.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree by any Governmental Authority.

“Letter of Credit” shall have the meaning set forth in the DIP Credit Agreement or the Pre-Petition Credit Agreement (as applicable).

“L/C Reimbursement Obligation” shall have the meaning set forth in the DIP Credit Agreement or the Pre-Petition Credit Agreement (as applicable).

“Liability” means any debt, loss, claim, damage, demand, fine, judgment, penalty, liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Marketing Materials” means all marketing materials, marketing research data, customer and sales information, product literature, promotional materials and data, advertising and display materials (including all underlying designs, samples, charts, diagrams, photos and electronic files related to the foregoing) and all training materials, in each case in whatever form or medium (e.g., audio, visual, digital or print) held in any Seller’s name and related to any Acquired Store or Acquired Asset as of the Closing Date.

“Material Adverse Effect” means any effect, change, condition, circumstance, development or event that, individually or in the aggregate with all other effects, changes, conditions, circumstances, developments and events (a) has had, or would reasonably be expected to have, a material adverse effect on the Business (excluding the Excluded Assets and the Excluded Liabilities), taken as a whole, excluding any effect, change, condition, circumstance, development or event that results from or arises out of: (i) the execution and delivery of this Agreement or the announcement thereof or the pendency or consummation of the transactions contemplated hereby; (ii) geopolitical conditions or any outbreak or escalation of hostilities or acts of terrorism or war or any effect, change or event that is otherwise generally applicable to the industries and markets in which Sellers operate; (iii) any hurricane, tornado, flood, earthquake or other natural disaster; (iv) changes in (or proposals to change) Laws or accounting regulations or principles; (v) the Filing or any announced liquidation of the Sellers or their assets; (vi) any WARN announcements; or (vii) any action expressly contemplated by this Agreement or taken at the written request of Buyer; provided, however, that in the case of clauses (ii), (iii) and (iv) of this paragraph, such effects, changes or events shall be taken into account in determining whether any material adverse effect has occurred to the extent that any such effects, changes or events have, or would reasonably be expected to have, a disproportionate effect on the Business (excluding the Excluded Assets and the Excluded Liabilities) as compared to other similarly situated businesses or (b) would reasonably be expected to prevent or materially impair the ability of Sellers to consummate the transactions contemplated by this Agreement.

“Multiemployer Plan” means any “multiemployer plan” (as defined in ERISA § 3(37)) contributed to by any Seller or any ERISA Affiliate or with respect to which any Seller or any ERISA Affiliate has any Liability.

“Order” means any award, writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course of Business” means the operation of the Business in the ordinary and usual course consistent with past practice and custom of Sellers.

“Outside Date” shall have the meaning set forth in Section 11.1(a)(iii).

“Party” or “Parties” means, individually or collectively, Buyer and Sellers.

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and Orders of a Governmental Authority that are necessary for Sellers to own, lease and operate the Acquired Stores and Acquired Assets or to carry on the Business as it is now being conducted.

“Permitted Encumbrances” means (a) Encumbrances for utilities and current Taxes not yet due and payable, (b) immaterial materialmans’, mechanics’, artisans’, shippers’, warehousemans’, landlords’ or other similar common law or statutory liens incurred in the Ordinary Course of Business, (c) Encumbrances that do not materially impair the value of or interfere with the use of the assets to which they relate, and (d) with respect to real property, zoning restrictions, building codes and other land use laws regulating the use or occupancy of real property, and defects of title, easements, rights of way, covenants and restrictions that do not, individually or in the aggregate, materially impair the use of such real property.

“Permitted Inventory Reduction” means a reduction in Inventory at any Acquired Store, solely for the purpose of reducing such Inventory to a level that is not materially less than the Projected Inventory for such Acquired Store, and only to the extent that the mix and composition of Inventory at such Acquired Store prior to such reduction is substantially the same as the mix and composition of Inventory at such Acquired Store following such reduction.

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Authority.

“Petty Cash” means petty cash and register cash located at any Acquired Store as of immediately prior to the Closing.

“Pre-Paid Expenses” means all deposits and prepaid charges and expenses of Sellers as of the Closing Date to the extent related to an Assigned Agreement and after applying any such deposits, prepaid charges and expenses against any Cure Costs payable to the third party to whom such deposits, prepaid charges and expenses were paid.

“Pre-Petition Credit Agreement” means the Credit Agreement, dated as of December 10, 2013 and as amended, among RadioShack Corporation, certain subsidiaries of RadioShack Corporation that are designated as credit parties, the lenders party thereto and Cantor Fitzgerald Securities (as successor to GE Capital), as agent for such lenders.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, other than an Avoidance Action.

“Projected Inventory” means, with respect to an Acquired Store, the level, mix and composition of Inventory projected to be at such Acquired Store as of the Closing by mutual agreement of the Buyer and Seller within ten (10) days following the date hereof.

“Qualified Bid” shall have the meaning set forth in the Bidding Procedures.

“Real Property Leases” means all leases, subleases and other occupancy Contracts pursuant to which Sellers or their Affiliates use or occupy any real property of any Acquired Store.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Retained Subsidiaries” means all direct and indirect Subsidiaries of Seller.

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement.

“Sale Order” means an Order of the Bankruptcy Court approving this Agreement and the transactions contemplated hereby, which Order shall be substantially in the form attached hereto as Exhibit B with such changes as are not adverse to Buyer or as the Parties may mutually agree.

“SEC Reports” shall have the meaning set forth in Section 5.14.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” and “Seller” shall have the meaning set forth in the Preamble.

“Sellers Termination Notice” shall have the meaning set forth in Section 11.1(c)(i).

“Sellers’ Interim Access Manager” shall have the meaning set forth in Section 7.1.

“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) has the power, through the ownership of securities or otherwise, to elect a majority of the directors or similar managing body.

“Successful Bidder” shall have the meaning set forth in the Bidding Procedures.

“Tax” or “Taxes” means any federal, state, provincial, local, municipal, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty, levy or other governmental charge or assessment or deficiency thereof (including all interest and penalties thereon and additions thereto), in each case imposed by any Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed with or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Term Sheets” shall have the meaning set forth in Section 9.8.

“Third Party” means a Person who or which is neither a Party nor an Affiliate of a Party.

“Transaction Documents” means this Agreement and any other agreements, instruments or documents entered into pursuant to this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 8.1(a).

“Transferred Employee” shall have the meaning set forth in Section 7.9.

“Transition Services Agreement” means a transition services agreement (including all schedules thereto), to be dated as of the Closing date, by and among Buyer and certain of the Sellers, in a form that is acceptable to each of the Parties in its sole discretion (it being understood that certain services thereunder may be provided from Sellers to Buyer and/or from Buyer to Sellers, including with respect to assets set forth on Schedule 2.1(k)).

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, any similar Law, and the rules and regulations thereunder.

Section 1.2 Other Definitions and Interpretive Matters.

(a) Unless otherwise indicated to the contrary in this Agreement by the context or use thereof:

(i) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Any reference in this Agreement to $ means U.S. dollars.

(iii) Unless the context otherwise requires, all capitalized terms used in the Exhibits and Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Exhibits and Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Exhibits and Schedules. No disclosure in the Exhibits and Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Any information, item or other disclosure set forth in any Schedule shall be deemed to have been set forth in all other applicable Schedules if the relevance of such disclosure to such other Schedule is reasonably apparent from the facts specified in such disclosure. All Exhibits and Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(iv) Any reference in this Agreement to gender includes all genders, and words importing the singular number also include the plural and vice versa.

(v) The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement. All references in this Agreement to any “Section”, “Article”, “Schedule” or “Exhibit” are to the corresponding Section, Article, Schedule or Exhibit of or to this Agreement unless otherwise specified.

(vi) Words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

(vii) The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) No Strict Construction. Buyer, on the one hand, and Sellers, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer, on the one hand, and Sellers, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Acquired Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase, all right, title and interest of Sellers in, to or under (collectively, excluding any Excluded Assets, the “Acquired Assets”):

(a) all Inventory located at any Acquired Store as of immediately prior to the Closing;

(b) all Equipment located at any Acquired Store as of immediately prior to the Closing;

(c) all Assigned Agreements and all Avoidance Actions against any current or former supplier, vendor or landlord of the Sellers or the Business who is a party to an Assigned Agreement;

(d) all Petty Cash;

(e) all Permits and pending applications therefor;

(f) all Pre-Paid Expenses;

(g) all goodwill associated with the Acquired Assets;

(h) all Documents (other than those described in Section 2.2(c)) to the extent available and permitted by applicable Laws;

(i) all Claims (other than returns of merchandise for warranty claims) to the extent arising out of, or relating to, any Acquired Store or Acquired Asset;

(j) all rights of Sellers under non-disclosure or confidentiality, non-compete, or non-solicitation agreements relating to the Business, any Acquired Store or any Acquired Asset (or any portion thereof); and

(k) any other assets, properties and rights listed on Schedule 2.1(k).

Section 2.2 Excluded Assets. Notwithstanding anything herein to the contrary, the Acquired Assets shall not include any of the following (collectively, the “Excluded Assets”):

(a) each Seller’s rights under this Agreement and the Transaction Documents (including the right to receive the Purchase Price delivered to Sellers pursuant to this Agreement);

(b) other than Petty Cash, all cash and cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit and other bank deposits, securities, securities entitlements, instruments and other investments of Sellers and all bank accounts and securities accounts;

(c) all Documents prepared in connection with this Agreement or the transactions contemplated hereby or primarily relating to the Bankruptcy Case, all minute books, corporate records (such as stock registers) and organizational documents of Sellers and the Retained Subsidiaries, Tax Returns, other Tax work papers, and all other Documents not related to the Business, the Acquired Stores, the Acquired Assets or the Transferred Employees;

(d) any Contract that is not an Assigned Agreement, including the Contracts listed on Schedule 2.2(d), which Schedule may be modified in accordance with Section 7.8;

(e) any Tax refunds, rebates or credits of Sellers;

(f) all Claims and Proceedings of Sellers (other than Claims described in Section 2.1(i));

(g) other than as set forth in Section 2.1(c), the Avoidance Actions;

(h) all employees of the Sellers (other than Transferred Employees), all Employee Benefit Plans and all funding vehicles and assets of all Employee Benefit Plans;

(i) any security deposits or pre-paid expenses (other than the Pre-Paid Expenses);

(j) all insurance policies and binders, all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders and all rights to proceeds thereof (other than as described in Section 2.1(i));

(k) all shares of capital stock or other equity interests of any Seller or Retained Subsidiary or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of any Seller, Retained Subsidiary or any other Person;

(l) other than as described in Sections 2.1(a), 2.1(b) or 2.1(k), all Inventory and Equipment located at any distribution centers or retail stores operated by Sellers or any franchisees or licensees of Sellers;

(m) all real property owned by any Seller, including all facilities, fixtures and improvements thereon; and

(n) any assets, properties and rights of any Sellers other than the Acquired Assets.

Section 2.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume and agree to perform and discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), the following Liabilities (collectively, the “Assumed Liabilities”):

(a) all Liabilities arising from the ownership of the Acquired Assets and the operation of the Acquired Stores by Buyer after the Closing, it being understood and agreed that, subject to Sections 2.3(b) and (c), Liabilities arising from the ownership of the Acquired Assets or the operation of the Acquired Stores prior to the Closing (including the sale of Inventory by Sellers and their Affiliates prior to the Closing) shall not constitute Assumed Liabilities regardless of when the obligation to pay such Liabilities arises;

(b) all Assumed Consumer Liabilities;

(c) the Cure Costs associated with any Assigned Agreements; and

(d) all Liabilities under the Assigned Agreements arising after the Closing.

Section 2.4 Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be obligated to assume or be obliged to pay, perform or otherwise discharge, and Sellers shall be solely and exclusively liable with respect to, any Liability of any Seller or Retained Subsidiary that is not an Assumed Liability (such Liabilities, collectively, the “Excluded Liabilities”).

Section 2.5 Assignments. Sellers shall transfer and assign all Assigned Agreements and Permits to Buyer, and Buyer shall assume all Assigned Agreements and Permits from Sellers, as of the Closing pursuant to, inter alia, Section 365 of the Bankruptcy Code and the Sale Order. To the maximum extent permitted by the Bankruptcy Code or other applicable Law, the Assigned Agreements and Permits shall be assumed by Sellers and assigned to Buyer as of the Closing Date. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment to Buyer of any Assigned Agreement or Permit is not permitted by Law or is not permitted without the consent of another Person and, in the case of the Assigned Agreements and Permits that are the subject of Section 365 of the Bankruptcy Code and the Sale Order, as applicable, such restriction cannot be effectively overridden or canceled by the Sale Order, or other related order of the Bankruptcy Court, then this Agreement will not be deemed to constitute an assignment or an undertaking or attempt to assign the same or any right or interest therein if such consent is not given and the Closing shall proceed with respect to the remaining

Assigned Agreements and Permits without any reduction in the Purchase Price, provided, however, that Sellers will use their commercially reasonable efforts to obtain any such consents to assign such Assigned Agreements and Permits to Buyer.

Section 2.6 Further Assurances. At the Closing, Sellers shall execute and deliver to Buyer such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Buyer good and indefeasible title to the Acquired Assets free and clear of all Encumbrances (other than Permitted Encumbrances) and to comply with the purposes and intent of this Agreement and such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by Sellers and assumption by Buyer of the Assigned Agreements, and each of Sellers, on the one hand, and Buyer, on the other hand, shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated by this Agreement at or after the Closing; provided that nothing in this Section 2.6 shall prohibit Sellers from ceasing operations or winding up their affairs following the Closing. In furtherance and not in limitation of the foregoing, in the event that any of the Acquired Assets shall not have been conveyed at Closing, Sellers shall use commercially reasonable efforts to convey such Acquired Assets to Buyer as promptly as practicable after the Closing, and pending such conveyance shall provide the applicable benefits thereof to Buyer in a manner consistent in all material respects with past practice. Prior to the Closing, the Parties shall cooperate in good faith to identify any Acquired Assets that may not be able to be conveyed at Closing.

ARTICLE III

PURCHASE PRICE

Section 3.1 Purchase Price. The purchase price for the purchase, sale, assignment and conveyance of Sellers’ right, title and interest in, to and under the Acquired Assets shall consist of:

(a) cash in the amount of the Cash Consideration; plus

(b) a credit against an amount of debt under the Credit Facilities held by Buyer equal to the lesser of (x) the Estimated Credit Bid Consideration and (y) the amount of debt under the Credit Facilities held by Buyer at the Closing pursuant to Section 363(k) of the Bankruptcy Code; plus or minus

(c) the amount, if any, of the difference between the Final Credit Bid Consideration and the Estimated Credit Bid Consideration, which amount shall be added to, or subtracted from, the purchase price in accordance with Section 3.3; plus

(d) the assumption of the Assumed Liabilities (including all Cure Costs associated with the Assigned Agreements).

Section 3.2 Closing Date Payment. At the Closing, Buyer shall (i) pay to Sellers cash by wire transfer of immediately available funds in an amount equal to the Cash Consideration minus the Escrow Deposit, (ii) credit an amount of debt under the Credit Facilities held by Buyer equal to the lesser of (x) the Estimated Credit Bid Consideration and (y) the amount of debt under the Credit Facilities held by Buyer at the Closing pursuant to Section 363(k) of the Bankruptcy Code, and (iii) deposit an amount equal to the Escrow Deposit into an escrow account (the “Escrow Account”) maintained by the Escrow Agent pursuant to the Escrow Agreement.

Section 3.3 Consideration Adjustment.

(a) At least two Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a statement consisting of Sellers’ good faith estimate of (a) the aggregate Inventory Value and Petty Cash for the Acquired Stores and (b) the amount of the Assumed Consumer Liabilities and a calculation of estimated Credit Bid Consideration based thereon and Section 7.10 (the “Estimated Credit Bid Consideration”), together with reasonable evidence supporting such good faith estimate.

(b) Within sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth (a) the aggregate Inventory Value and Petty Cash for the Acquired Stores and (b) the amount of the Assumed Consumer Liabilities and a calculation of Credit Bid Consideration based thereon, together with reasonable evidence supporting such statement. Such statement shall become final, binding and conclusive upon Sellers and Buyer on the 30th day following Sellers’ receipt of such statement, unless prior to such 30th day Sellers deliver to Buyer a written notice disputing the aggregate Inventory Value or Petty Cash for the Acquired Stores or the amount of the Assumed Consumer Liabilities in such statement and setting forth the amount that Sellers believe represent (a) the aggregate Inventory Value and Petty Cash for the Acquired Stores and (b) the amount of the Assumed Consumer Liabilities and a calculation of Credit Bid Consideration based thereon. If Sellers deliver such a dispute notice, then Buyer and Sellers shall seek in good faith to agree upon the amount of (a) the aggregate Inventory Value and Petty Cash for the Acquired Stores and (b) the amount of the Assumed Consumer Liabilities and a calculation of Credit Bid Consideration based thereon during the ten-day period beginning on the date Buyer receives such dispute notice. If such an agreement cannot be reached during such ten-day period, then, within ten days thereafter, Buyer, on the one hand, and Sellers, on the other hand, shall jointly engage and submit the unresolved dispute to a nationally recognized independent registered public accounting firm appointed by mutual agreement of Buyer and Sellers, or, if they are unable to agree, selected by the Bankruptcy Court. Buyer and Sellers shall use their reasonable best efforts to cause such firm to issue its written determination regarding (a) the aggregate Inventory Value and Petty Cash for the Acquired Stores and (b) the amount of the Assumed Consumer Liabilities and a calculation of Credit Bid Consideration based thereon within fifteen days after such dispute is submitted and such firm shall make a determination in a manner consistent with the definitions of Inventory Value, Petty Cash, Assumed Consumer Liabilities and Credit Bid Consideration and in no event shall the determination of such amount be outside the range of Buyer’s and Sellers’ disagreement. Each Party shall use its reasonable best efforts to furnish to such firm such work papers and other documents and information pertaining to (a) the aggregate Inventory Value and Petty Cash for the Acquired Stores and (b) the amount of the Assumed Consumer Liabilities as such firm may reasonably request. The determination of such firm shall be final, binding and conclusive upon Buyer and Sellers absent manifest error. The fees, expenses and costs of such firm shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand. The Credit Bid Consideration as finally determined hereunder and pursuant to Section 7.10 shall be referred to as the “Final Credit Bid Consideration”.

(c) Within two Business Days after the Final Credit Bid Consideration is determined pursuant to Section 3.3(b) and Section 7.10:

(i) if the Final Credit Bid Consideration exceeds the Estimated Credit Bid Consideration, then the entire amount of the Escrow Account will be released to Sellers as provided below and the Buyer shall credit an amount equal to such excess against the amount of debt under the Credit Facilities held by Buyer as of such time, provided that if the amount of debt under the Credit Facilities held by Buyer as of such time is insufficient to cover such excess, then such shortfall amount shall instead be payable by Buyer in cash by wire transfer of immediately available funds to the account or accounts specified by the Sellers;

(ii) if the Estimated Credit Bid Consideration exceeds the Final Credit Bid Consideration (the “Adjustment Amount”), then (A) if the amount of Cash Consideration paid at Closing was increased pursuant to clause (ii) of the definition of Cash Consideration, an amount equal to the Adjustment Amount will be released from the Escrow Account to Buyer as provided below and, to the extent the amount in the Escrow Account prior to such release is less than the Adjustment Amount, Sellers shall pay to Buyer an amount equal to the amount by which the Adjustment Amount exceeds the amount in the Escrow Account prior to such release, in cash by wire transfer of immediately available funds, with any amount remaining in the Escrow Account to be concurrently released to Sellers as provided below (provided that if the Adjustment Amount exceeds the amount by which Cash Consideration paid at Closing was increased pursuant to clause (ii) of the definition of Cash Consideration, then, in lieu of a portion of the required cash payment equal to such excess amount, the amount of debt under the Credit Facilities held by Buyer that was reduced pursuant to clause (ii) of Section 3.2 at the Closing shall be reinstated to the extent of such excess amount with all of the rights and priorities accorded such obligations under the Credit Facilities and the orders of the Bankruptcy Court approving such Facility, with any such amount remaining in the Escrow Account to be concurrently released to Sellers as provided below) and (B) if the amount of Cash Consideration paid at Closing was not increased pursuant to clause (ii) of the definition of Cash Consideration, the amount of debt under the Credit Facilities held by Buyer that was reduced pursuant to clause (ii) of Section 3.2 at the Closing shall be reinstated to the extent of the Adjustment Amount with all of the rights and priorities accorded such obligations under the Credit Facilities and the orders of the Bankruptcy Court approving such Facility, with the amount in the Escrow Account to be concurrently released to Sellers as provided below; and

(iii) the Parties will provide joint written instructions to the Escrow Agent in accordance with the Escrow Agreement to cause the Escrow Agent to release all funds from the Escrow Account to the Party or Parties entitled to receive such amounts as determined pursuant to this Section 3.3(c).

(d) Each Party shall use its reasonable best efforts to provide promptly to the other Parties all information and reasonable access to employees as such other Parties shall reasonably request in connection with review of the calculation of the Estimated Credit Bid Consideration and Final Credit Bid Consideration, including all work papers of the accountants who audited, compiled or reviewed such determinations.

Section 3.4 Discharge of Assumed Liabilities After Closing. Following the Closing, Buyer shall pay, perform or satisfy the Assumed Liabilities from time to time and as such Assumed Liabilities become due and payable or are required to be performed or satisfied in accordance with their respective terms.

Section 3.5 Allocation of Purchase Price.

(a) No later than one hundred twenty (120) days following the Closing Date, Buyer shall deliver to Sellers allocation schedule(s) allocating the Purchase Price (as may be adjusted pursuant to the terms of this Agreement) among the Acquired Assets of each Seller, including (i) the Assumed Liabilities to the extent such Liabilities are required to be treated as part of the purchase price for Tax purposes and (ii) allocations between the Cash Consideration and Credit Bid Consideration (the “Allocation Schedule(s)”); provided that all such allocations shall be made in accordance with Section 1060 of the Code and the regulations thereunder. The Allocation Schedule(s) shall be revised in accordance with Section 1060 of the Code and the regulations thereunder to appropriately take into account any additional payments made under this Agreement.

(b) In administering any Proceeding, the Bankruptcy Court shall not be required to apply the Allocation Schedule(s) in determining the manner in which the Purchase Price should be allocated as between any of the Sellers and their respective estates. Buyer and Sellers will each file all Tax Returns (including IRS Forms 8594) consistent with the Allocation Schedule(s) established in accordance with this Section 3.5. Sellers, on the one hand, and Buyer, on the other hand, each agree to provide the other promptly with any other information required to complete IRS Forms 8594. Neither Buyer nor any Seller shall take any Tax position inconsistent with such Allocation Schedule(s), and neither Buyer nor any Seller shall agree to any proposed adjustment based upon or arising out of Allocation Schedule(s) by any Governmental Authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent Buyer or any Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation Schedule(s), and neither Buyer nor any Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of such Allocation Schedule(s).

Section 3.6 Withholding. If Buyer is required by applicable Laws to withhold or deduct any amount of Tax from the payment of the Purchase Price hereunder, then Buyer shall withhold or deduct (and, to the extent required by applicable Laws, remit to the appropriate Governmental Authority) the amount of any such Tax and such withheld amount (to the extent remitted to the appropriate Governmental Authority) shall be treated for all purposes of this Agreement as having been paid to Sellers.

ARTICLE IV

CLOSING

Section 4.1 Closing Date. Upon the terms and subject to the conditions hereof, the closing of the sale of the Acquired Assets and the assumption of the Assumed Liabilities contemplated hereby (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, no later than the third (3rd) Business Day following the date on which the conditions set forth in Article IX and Article X have been satisfied or (if permissible) waived (other than the conditions which by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or (if permissible) waiver of such conditions), or at such other place or time as Buyer and the Sellers may mutually agree. The date and time at which the Closing actually occurs is referred to as the “Closing Date.”

Section 4.2 Buyer’s Deliveries. At the Closing, Buyer shall deliver to Sellers:

(a) the cash payment in accordance with clause (i) of Section 3.2;

(b) the Transition Services Agreement, duly executed by Buyer;

(c) the Escrow Agreement, duly executed by Buyer;

(d) each other Transaction Document to which Buyer is a party, duly executed by Buyer;

(e) the certificates of Buyer to be received by Sellers pursuant to Sections 10.1 and 10.2; and

(f) such assignments and other good and sufficient instruments of assumption and transfer, in form reasonably satisfactory to Sellers, as Sellers may reasonably request to transfer and assign the Acquired Assets and Assumed Liabilities to Buyer.

Section 4.3 Sellers’ Deliveries. At the Closing, Sellers shall deliver to Buyer:

(a) the Transition Services Agreement, duly executed by each applicable Seller;

(b) the Escrow Agreement, duly executed by each applicable Seller;

(c) each other Transaction Document to which any Seller is a party, duly executed by each applicable Seller;

(d) physical possession of all of the Acquired Assets;

(e) originals (or, to the extent originals are not available, copies) of all Assigned Agreements and Permits (together with all amendments, supplements or modifications thereto) to the extent not already located at the Acquired Stores;

(f) a certified copy of the Sale Order entered by the Bankruptcy Court;

(g) the certificates of Sellers to be received by Buyer pursuant to Sections 9.1, 9.2 and 9.10;

(h) a certificate of non-foreign status executed by each Seller (or, if applicable, a direct or indirect owner of a Seller) that is not a disregarded entity for U.S. federal income tax purposes, prepared in accordance with Treasury Regulation Section 1.1445-2(b); and

(i) such bills of sale, special warranty deeds, endorsements, assignments, UCC terminations and other filings and other good and sufficient instruments, in form reasonably satisfactory to Buyer, as Buyer may reasonably request to vest in Buyer all the right, title and interest of Sellers in, to or under any or all of the Acquired Assets free and clear of Encumbrances other than Permitted Encumbrances.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except (a) as set forth in the SEC Reports prior to the Effective Date ((x) only to the extent of disclosure in such SEC Reports the relevance of which to the applicable representation or warranty is reasonably apparent on its face and (y) excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) as set forth in the corresponding numbered section of the Schedules, Sellers hereby represent and warrant to Buyer that the statements contained in this Article V are true and correct:

Section 5.1 Organization and Good Standing. Each Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Subject to the limitations imposed on such Seller as a result of the Filing, each Seller has the requisite corporate or limited liability company power and authority to own or lease and to operate and use its properties and to carry on the Business as now conducted. Except as set forth on Schedule 5.1, each Seller is duly qualified or licensed to do business and are in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.2 Authority; Validity; Consents. Sellers have, subject to requisite Bankruptcy Court approval, as applicable, the requisite corporate or limited liability company power and authority necessary to enter into and perform their respective obligations under this Agreement and the other Transaction Documents to which each such Seller is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Sellers and each other Transaction Document required to be executed and delivered by Sellers at the Closing will be duly and validly executed and delivered by Sellers at the Closing. Subject to requisite Bankruptcy Court approval, as applicable, this Agreement and the other Transaction Documents constitute, with respect to Sellers, the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity. Subject to, and after giving effect to, requisite Bankruptcy Court approval (including the Bidding Procedures Order and the Sale Order), as applicable, and except (a) as required to comply with the HSR Act, (b) for entry of the Sale Order and (c) for notices, filings and consents required in connection with the Bankruptcy Case, Sellers are not required to give any notice to, make any filing with or obtain any consent from any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the transactions contemplated hereby and thereby, except for such notices, filings and consents, the failure of which to provide, make or obtain, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.3 No Conflict. When the Sale Order and the consents and other actions described in Section 5.2 have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the material breach of any of the terms and provisions of, or constitute a material default under, or materially conflict with, or require consent or the giving of notice under, or cause any acceleration of any material obligation of Sellers under (a) any Order, (b) any Law or (c) the organizational documents of any Seller.

Section 5.4 Environmental and Health and Safety Matters. Except as set forth on Schedule 5.4:

(a) the current operations of the Business comply with all applicable Laws concerning environmental, health or safety matters (“Environmental, Health and Safety Laws”), and Sellers have not received written notice alleging that the activities of the Business are in violation of any Environmental Health and Safety Laws; and

(b) no Seller has caused any, and, to Sellers’ Knowledge, there has been no, Release of any Hazardous Substances that requires reporting under applicable Environmental, Health and Safety Laws at any of the Acquired Stores, and, to Sellers’ Knowledge, none of the Acquired Stores has been used by any Person as a landfill or storage, treatment or disposal site for any type of Hazardous Substance or non-hazardous solid wastes as defined under the Resource Conservation and Recovery Act of 1976, as amended.

Section 5.5 Title to Acquired Assets; Real Property Leases.

(a) Immediately prior to Closing, Sellers will have, and, upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.3, and subject to the terms of the Sale Order, Sellers will thereby transfer to Buyer, good title to, or, in the case of property leased by Sellers, a valid leasehold interest in, all of the Acquired Assets, free and clear of all Encumbrances, except (i) as set forth on Schedule 5.5(a) and (ii) for Permitted Encumbrances.

(b) Immediately prior to Closing, Sellers will have, and upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.3, and subject to the terms of the Sale Order, Sellers will thereby transfer to Buyer, valid leasehold interests in the Real Property Leases sufficient to conduct the Business in all material respects as currently conducted, free and clear of all Encumbrances, except (i) as set forth on Schedule 5.5(b) and (ii) for Permitted Encumbrances.

Section 5.6 Taxes. There are no Liens for Taxes on any of the Acquired Assets other than Permitted Encumbrances.

Section 5.7 Legal Proceedings. As of the date hereof, except for the Bankruptcy Case and as set forth on Schedule 5.7, there is no Proceeding or Order pending, outstanding or, to Sellers’ Knowledge, threatened against any Seller that (a) seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby or (b) would have, individually or in the aggregate, a Material Adverse Effect.

Section 5.8 Compliance with Laws; Permits. Except as set forth in Schedule 5.8, (i) Sellers are not, and since January 1, 2012, have not been in violation in any material respect of any Law applicable to the operation of the Business, (ii) the conduct of the Business by Sellers as conducted as of the date hereof does not infringe or otherwise violate any Person’s intellectual property rights and no claims with respect to such infringement or violation are pending or, to Sellers’ Knowledge, threatened in writing against Sellers and (iii) Sellers hold all material Permits required for Sellers to conduct the Business as it is currently conducted.

Section 5.9 Sufficiency of Assets; Assigned Agreements.

(a) Except as set forth on Schedule 5.9(a), the Acquired Assets (disregarding for this purpose only Section 2.1(k)) and the Assigned Agreements as constituted on the date hereof, when taken together with the services to be provided pursuant to the Transition Services Agreement, (i) constitute all of the privileges, rights, interests, properties and assets of the Sellers of every kind and description and wherever located that are material or necessary for the continued conduct of the Business following the Closing as conducted as of the date hereof and (ii) are sufficient to operate the Business following the Closing in substantially the same manner as conducted as of the date hereof. Schedule 5.9(a) sets forth each insurance policy held by any Seller or Retained Subsidiary relating to the physical properties, assets, business, operation and employees relating to the Business, the Acquired Stores or the Acquired Assets.

(b) Other than as disclosed on Schedule 1.1(a) (as amended from time to time in accordance with the terms of this Agreement) and Schedule 2.2(d) (as amended from time to time in accordance with the terms of this Agreement), there is no outstanding Contract to which any Seller or Retained Subsidiary is a party that primarily relates to the Business or any Acquired Store or is otherwise material to the operation of the Business following the Closing in substantially the same manner as conducted as of the date hereof. Each Contract listed in Schedule 1.1(a) or Schedule 2.2(d) is in full force and effect and is a valid and binding obligation of the applicable Seller(s) and, to Sellers’ Knowledge, the other parties thereto, in accordance with its terms and conditions, in each case except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity and (b) as set forth on Schedule 5.9(b). Sellers have made available to Buyer correct and complete copies of each Contract listed in Schedule 1.1(a) or Schedule 2.2(d). Assuming that each such Contract were to be listed on Schedule 1.1(a) as of the Closing, upon entry of the Sale Order and payment of the Cure Costs and except as set forth on Schedule 5.9(b), (i) no Seller will be in breach or default of its obligations under any such Contract, (ii) no condition exists that with notice or lapse of time or both would constitute a default by any Seller under any such Contract and (iii) to Sellers’ Knowledge, no other party to any such Contract is in breach or default thereunder.

Section 5.10 Brokers or Finders. Except as set forth on Schedule 5.10 hereof, Sellers have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby for which Buyer is or will become liable, and Sellers shall indemnify and hold harmless Buyer from any claims with respect to any such fees or commissions.

Section 5.11 Condition of Inventory and Equipment.

(a) Except as set forth on Schedule 5.11(a), all Inventory located at the Acquired Stores is of a quality or condition usable or saleable at prevailing market prices in the ordinary course of the operation of the Business and free of any known defect or other deficiency. Since January 1, 2012, none of the Sellers or any of their Affiliates has, whether voluntarily or as a result of any action by any Governmental Authority or trade or consumer group, generally recalled or withdrawn (or been requested to recall or withdraw) a product for any reason, including any manufacturing or labeling defect or any other product safety issue, or issued any press release or public statements advising its customers or consumers of its products to treat such products in any manner other than in the ordinary course.

(b) Except as set forth on Schedule 5.11(b), all Equipment located at the Acquired Stores is in good general state of repair and good working order sufficient to carry out the functions for which it is currently being used and has no structural defects, and there are no conditions with respect to such Equipment that currently require material repairs or replacements. The Equipment located at the Acquired Stores has been constructed and installed in material compliance with all applicable Laws.

Section 5.12 Labor and Employment.

(a) No Seller is party to any collective bargaining agreement nor does any Seller have any relationship with any union, labor organization, works council or other similar employee representative. There is no labor strike, slowdown, work stoppage or other labor dispute pending or, to Sellers’ Knowledge, threatened against any Seller.

(b) Except as set forth on Schedule 5.12(b), Sellers are in compliance in all material respects with all laws relating to employment, employment practices and the employment of labor, and have not engaged in any unfair labor practice or unlawful employment practice. In addition, to Sellers’ Knowledge, there are no pending or unremedied grievances or pending or unremedied unfair labor practices or other employment-related proceedings against any Seller.

(c) Except as set forth on Schedule 5.12(c), no Seller has within the last three (3) years received written notice of any material representation proceeding or unfair labor practice charge or complaint against it before, or that could come before, the National Labor Relations Board or any similar Governmental Authority and, to Sellers’ Knowledge, there is no material threatened unfair labor practice charge or complaint or representation proceeding before, or that could come before, the National Labor Relations Board or other Governmental Authority or union organizing or decertification activity.

Section 5.13 Employee Benefit Plans; Employees.

(a) No Seller nor any ERISA Affiliate thereof contributes to or has any liability with respect to any Multiemployer Plan. No Seller nor any ERISA Affiliate thereof has any liability on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4205 and 4203 of ERISA, respectively) from any Multiemployer Plan, no such Liability has been asserted, and there are no facts or circumstances (including the consummation of the transactions contemplated by this Agreement) that could result in any such partial or complete withdrawal or the assertion of any such Liability.

(b) Except as set forth on Schedule 5.13(b), no Seller nor any ERISA Affiliate thereof maintains or has any current or potential liability under any Employee Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for retiree health, life insurance or other retiree welfare benefits, except as may be required by COBRA or other applicable similar statute.

(c) Except as set forth on Schedule 5.13(c), there are no pending or, to Sellers’ Knowledge, threatened claims, suits, audits or investigations related to any Employee Benefit Plan (other than non-material, routine claims for benefits).

Section 5.14 SEC Reports. The Sellers have filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act on or after December 31, 2011 (the forms, statements, certifications, reports and documents filed or furnished since such date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “SEC Reports”). Each of the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to the SEC Reports. As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Except as set forth on Schedule 5.14, as of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the SEC Reports. The consolidated inventory of the Sellers set forth in the SEC Reports was stated therein in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) and presents fairly, in all material respects, the consolidated inventory of the Sellers as of the respective dates thereof (subject, in the case of unaudited financial statements, to normal period end adjustments). Reserves for markdowns, shortage, salvage, lower of cost or market, obsolete, excess, damaged or otherwise unsaleable and unusable inventory have been reflected in the SEC Reports in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act).

Section 5.15 Privacy and Data Protection. Except as set forth on Schedule 5.15, the Sellers have taken commercially reasonable security measures in accordance with normal industry practice to protect the IT Systems against intrusion. Since January 1, 2012, (i) the IT Systems have not suffered any material failure, and (ii) there have not been any security breaches relating to the IT Systems that have resulted in a third Person obtaining access to any material confidential or proprietary information relating to the Business or the Acquired Stores or personal identifiable information of the customers of the Business or Acquired Stores. The Sellers are in material compliance with any posted privacy policies and any Laws relating to personal data or other information. None of the Sellers or Retained Subsidiaries have any policies prohibiting the transfer of personally identifiable information about individuals to persons that are not affiliated with the Sellers or Retained Subsidiaries.

Section 5.16 No Other Representations or Warranties. Buyer acknowledges that, except for the representations and warranties contained in Article V, neither Sellers nor any other Person on behalf of Sellers makes any express or implied representation or warranty with respect to Sellers or with respect to any information provided by or on behalf of Sellers to Buyer.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that the statements contained in this Article VI are true and correct:

Section 6.1 Organization and Good Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted.

Section 6.2 Authority; Validity; Consents. Buyer has the requisite power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated herein have been duly and validly authorized by all requisite corporate actions in respect thereof. This Agreement has been duly and validly executed and delivered by Buyer and each other Transaction Document to which Buyer is a party will be duly and validly executed and delivered by Buyer at the Closing. This

Agreement and the other Transaction Documents to which Buyer is a party constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity. Subject to requisite Bankruptcy Court approval, as applicable, and except as required to comply with the HSR Act, Buyer is not and will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party or the consummation or performance of any of the transactions contemplated hereby or thereby.

Section 6.3 No Conflict. When the consents and other actions described in Section 6.2 have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer under (a) any agreement, indenture, or other instrument to which it is bound, (b) the certificate incorporation of Buyer, (c) any Order or (d) any Law.

Section 6.4 Availability of Funds; Solvency.

(a) Buyer has delivered to the Sellers a true and complete copy of an executed commitment letter from Standard General Master Fund L.P. (the “Equity Commitment Party”) to Buyer (the “Equity Commitment Letter”) to provide equity financing in the form of contributions of cash and debt under the Credit Facilities to Buyer in exchange for equity securities to be issued to the Equity Commitment Party (the “Equity Financing” and, together with the Debt Financing, the “Financing”). As of the date hereof, the Equity Commitment Letter, in the form so delivered, is in full force and effect and is a valid and binding obligation of Buyer subject to the terms and conditions therein. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer or the Equity Commitment Party under the Equity Commitment Letter. Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies to the Equity Commitment Party’s obligation to fund the Equity Financing.

(b) Assuming the conditions set forth in Article IX are satisfied and that Buyer shall have received the Financing at or prior to the Closing, Buyer will have at the Closing sufficient cash in immediately available funds to pay the Cash Consideration, and any other costs, fees and expenses required to be paid by it under this Agreement and the other Transaction Documents.

(c) As of the Closing and immediately after consummating the transactions contemplated by this Agreement and the other transactions contemplated by the Transaction Documents, Buyer will not, assuming the accuracy of Sellers’ representations and warranties under this Agreement, (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair value of its assets will be less than the amount required to pay its probable Liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to repay such debts as they become absolute and matured.

Section 6.5 Litigation. There are no Proceedings pending or, to the knowledge of Buyer, threatened, that would affect in any material respect Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

Section 6.6 Brokers or Finders. Neither Buyer nor any Person acting on behalf of Buyer has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, agent or intermediary for or on account of the transactions contemplated by this Agreement for which Sellers are or will become liable, and Buyer shall hold harmless and indemnify Sellers from any claims with respect to any such fees or commissions.

Section 6.7 Condition of Acquired Assets; Representations. Notwithstanding anything contained in this Agreement to the contrary (but without limiting in any manner Section 7.10 or Section 9.10), Buyer acknowledges and agrees that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article V (subject to the disclosures set forth on the Schedules), and Buyer acknowledges and agrees that, except for the representations and warranties contained therein, the Acquired Assets are being transferred on a “where is” and, as to condition, “as is” basis. Buyer acknowledges that it has conducted to its satisfaction its own independent investigation of the Business and, in making the determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation. In connection with Buyer’s investigation, Buyer has received or may receive from Sellers certain projections, forward-looking statements and other forecasts and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer shall have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that Sellers make no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

Section 7.1 Investigation of the Business by Buyer.

(a) After the Effective Date and prior to the Closing Date, Sellers shall, in accordance with reasonable procedures to be established in good faith by mutual agreement of Sellers’ Interim Access Manager and Buyer’s Interim Access Manager, (a) afford Buyer’s authorized Representatives access during normal business hours to the offices, properties, key employees, outside accountants, agreements and other documentation and financial records (including computer files, retrieval programs and similar documentation) with respect to the Business to the extent Buyer reasonably deems necessary, and permit Buyer and its authorized Representatives to make copies of such materials, (b) furnish to Buyer or its authorized Representatives such additional information concerning the Business as shall be reasonably requested by Buyer or its authorized Representatives, and (c) use commercially reasonable efforts to cause their outside accountants and outside counsel to cooperate with Buyer in its investigation; provided that Buyer shall submit to Sellers requests for such access, information or cooperation, including reasonable detail regarding the requested access, information or cooperation, a reasonable period in advance of the time at which such access, information or cooperation is to be provided, and all such requests shall be submitted only to the individual designated in writing by Sellers as Sellers’ designated representative, or to such other individuals as such designated individual may designate from time to time to receive such requests (“Sellers’ Interim Access Manager”). Such requests of Buyer shall be submitted only by the individual designated in writing by Buyer or another individual reasonably acceptable to Sellers’ Interim Access Manager as successor thereto, as Buyer’s designated representative (“Buyer’s Interim Access Manager”). Notwithstanding anything herein to the contrary, no such access, information or cooperation shall be permitted or required to the extent that it would require Sellers to disclose information subject to attorney-client privilege or would be prohibited by Law or would otherwise contravene any antitrust or competition Law.

(b) After the Effective Date and prior to the Closing Date, Sellers shall, and shall cause their Subsidiaries to, promptly following Buyer’s request, seek and use their respective reasonable best efforts to arrange such meetings and telephone conferences with material suppliers and vendors of Sellers and their Subsidiaries as may be reasonably requested by the Buyer and necessary and appropriate for the Buyer to coordinate transition of such suppliers and vendors to the Business following the Closing.

Section 7.2 Operations Prior to the Closing Date. Sellers covenant and agree that, except (i) as expressly contemplated by this Agreement, (ii) as disclosed in Schedule 7.2, (iii) with the prior written consent of Buyer (which consent, other than with respect to Section 7.2(b)(ii), shall not be unreasonably withheld or delayed), (iv) as required by the Bankruptcy Court or (v) as otherwise required by Law, after the Effective Date and prior to the Closing Date:

(a) Sellers shall use commercially reasonable efforts, taking into account Sellers’ status as debtors-in-possession in the Bankruptcy Case, to carry on the Business in the Ordinary Course of Business, to maintain in full force and effect the Permits, to maintain and preserve the Acquired Assets in their present condition (including by using its reasonable best efforts to renew any Assigned Agreements that come up for renewal in the Ordinary Course of Business), other than reasonable wear and tear and sales of Inventory in the Ordinary Course of Business, and to keep intact the business relationships relating to the Acquired Stores and the Acquired Assets; and, without limiting the generality of the foregoing,

(b) Sellers shall not:

(i) other than the sale of Inventory in the Ordinary Course of Business, any Permitted Inventory Reduction or pursuant to any debtor-in-possession financing or cash collateral agreement or order, sell, lease (as lessor), transfer (including the transfer from an Acquired Store to a non-Acquired Store) or otherwise dispose of, or mortgage or pledge, or voluntarily impose or suffer to be imposed any Encumbrance (other than Assumed Liabilities and Permitted Encumbrances) on, any Acquired Asset;

(ii) amend, modify, terminate, waive any rights under or create any Encumbrance with respect to, any of the Assigned Agreements or otherwise take any actions not required by the terms of any Assigned Agreement that would result in any increase in any payments to be made under such Assigned Agreement;

(iii) except in the Ordinary Course of Business, cancel or compromise any material claim or waive or release any material right, in each case, that is a claim or right related to an Acquired Asset; or

(iv) enter into any agreement or commitment to take any action prohibited by this Section 7.2.

(c) Sellers shall cause each Acquired Store to have a sufficient amount of Petty Cash as of the Closing to conduct its operations in the Ordinary Course of Business following the Closing.

(d) Sellers shall use their reasonable best efforts to cause the level, composition and mix of Inventory at each Acquired Store to be consistent with the Projected Inventory for such Acquired Store and the saleable condition of such Inventory as of the Closing to be consistent with the saleable condition of such Inventory as of the date of this Agreement.

(e) Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Sellers or the Business prior to the Closing and (ii) prior to the Closing, Sellers shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over the Business and their operations to the extent permitted by Law, including taking into account Sellers’ status as debtors-in-possession in the Bankruptcy Case. Notwithstanding anything herein to the contrary, Sellers shall be permitted to take all actions that are necessary or desirable to comply with the Worker Adjustment and Retraining Notification Act and WARN Act, including providing any notices required under the WARN Act, and no such actions shall constitute a violation of this Section 7.2.

Section 7.3 HSR Act; Reasonable Best Efforts.

(a) Subject to Section 7.3(c), as promptly as practicable following the Effective Date, Sellers, on the one hand, and Buyer, on the other hand, shall each prepare and file, or cause to be prepared and filed, any notifications required to be filed under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”), if applicable, and request early termination of the waiting period under the HSR Act. Buyer, on the one hand, and Sellers, on the other hand, shall as soon as reasonably practicable respond to any requests for additional information in connection with such filings and shall take all other actions necessary to cause the waiting periods under the HSR Act to terminate or expire at the earliest practicable date after the date of filing. Buyer shall be responsible for payment of the applicable filing fee under the HSR Act.

(b) In addition to the actions to be taken under Section 7.3(a), Sellers, on the one hand, and Buyer, on the other hand, shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated hereby, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article IX and Article X to be satisfied, (ii) the obtaining of all necessary Governmental Authorizations and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to avoid any Proceeding by any Governmental Authority, (iii) the defending of any Proceedings challenging this Agreement or the consummation of the transaction contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. Without limiting the foregoing, each Seller shall cause any applicable Retained Subsidiary that holds any Purchased Assets to transfer such Purchased Assets to a Seller prior to the Closing.

(c) If required by the FTC, the DOJ or other Governmental Authority in order to obtain clearance under or to terminate any waiting period required by the HSR Act or to avoid the entry of, or to effect the dissolution of, any Order that would have the effect of preventing or delaying the Closing beyond the Outside Date, Buyer will propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate Order or otherwise, the sale, divestiture or disposition of Acquired Assets or otherwise offer to take or offer to commit to take any action which it is capable of taking (collectively, a “Divestiture Action”), and if the offer is accepted, take or commit to take, such action. Buyer will promptly advise Sellers of any Divestiture Action required by the FTC, the DOJ or other Governmental Authority and any negotiations with respect thereto. For purposes of this Section 7.3, a Divestiture Action will be considered “required” by the FTC, the DOJ or other Governmental Authority only if and to the extent that Buyer has been notified by the FTC, the DOJ, or such other Governmental Authority that the failure or refusal to take such Divestiture Action would result in the filing of Proceedings seeking an Order that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d) Sellers, on the one hand, and Buyer, on the other hand, (i) shall promptly inform each other of any communication from any Governmental Authority concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other to review in advance any proposed written or material oral communication or information submitted to any such Governmental Authority in response thereto and shall discuss and attempt to reasonably account for any comments or suggestions of the other Party (in each case excluding any portions thereof that contain confidential information). In addition, none of Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance and, to the extent not prohibited by any such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to any restrictions under applicable laws, rules or regulations, Buyer, on the one hand, and Sellers, on the other hand, shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Authority or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine) or any such filing, notification or request for approval (in each case excluding any portions thereof that contain confidential information). In carrying out their obligations under this Section 7.3, subject to applicable Law, each of the Parties shall not submit or otherwise provide any information to such Governmental Authority without first having provided a reasonable opportunity to the other Party and its counsel to comment upon such information. Each Party shall also furnish the other Party with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval. Any Party may, as it deems advisable and necessary, reasonably designate any sensitive material provided to the other Party under this Section 7.3, or otherwise pursuant to this Agreement, as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to the directors, officers or employees of the recipient, unless express written permission is obtained in advance from the source of the materials.

(e) Neither Buyer nor Sellers shall, after the entry of the Sale Order, enter into any agreement that would have the effect of delaying the consummation of any action contemplated by this Agreement without the written consent of the other Party. For the avoidance of doubt, no Party shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Laws, without the prior written consent of the other Parties.

Section 7.4 Bankruptcy Court Filings and Approval.

(a) Sellers shall use their commercially reasonable efforts to obtain entry of the Bidding Procedures Order and the Sale Order and such other relief from the Bankruptcy Court as may be necessary or appropriate in connection with this Agreement and the consummation of the transactions contemplated by this Agreement. Sellers shall file with the Bankruptcy Court, on or prior to the end of the second (2nd) Business Day following the later of the Filing or execution of this Agreement, the motion seeking entry of the Bidding Procedures Order and the Sale Order authorizing Sellers to enter into this Agreement and to consummate the transactions contemplated hereunder. Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Bidding Procedures Order and the Sale Order and, consistent with Section 8.3(a) below, a finding by the Bankruptcy Court of adequate assurance of future performance by Buyer.

(b) Prior to the filing by Sellers of the motion contemplated by the second sentence of Section 7.4(a), Sellers will (i) provide a copy thereof (including, in each case, the related forms of order and notice and supporting materials) to Buyer and its counsel, (ii) provide Buyer and its counsel a reasonable opportunity to review and comment on such document, and any amendment or supplement thereto, and (iii) incorporate any reasonable comments of Buyer and its counsel into such document and any amendment or supplement thereto.

(c) Sellers and Buyer acknowledge that this Agreement and the sale of the Acquired Assets and the assumption and assignment of the Assigned Agreements are subject to Bankruptcy Court approval. Sellers and Buyer acknowledge that (i) to obtain such approval, Sellers must demonstrate that they have taken reasonable steps to obtain the highest or otherwise best offer possible for the Acquired Assets and (ii) Buyer must provide adequate assurance of future performance under the Assigned Agreements to be assigned by Sellers.

(d) Sellers shall give all notices required to be given by applicable Law, to all Persons entitled thereto, of all motions (including the motions seeking entry of the Bidding Procedures Order and the Sale Order), orders, hearings and other proceedings relating to this Agreement and the transactions contemplated hereby and thereby and such additional notice as ordered by the Bankruptcy Court or as Buyer may reasonably request. Sellers shall promptly provide Buyer with copies of all communications from the Bankruptcy Court or third parties relating to the motions seeking entry of the Bidding Procedures Order and the Sale Order.

(e) In the event an appeal is taken or a stay pending appeal is requested, from the Bidding Procedures Order or the Sale Order, Sellers shall immediately notify Buyer of such appeal or stay request and shall provide to Buyer promptly a copy of the related notice of appeal or order of stay. Sellers shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from or stay request in respect of either of such orders. Sellers and Buyer shall use their respective commercially reasonable efforts to defend such appeal or stay request and obtain an expedited resolution of such appeal.

(f) After entry of the Sale Order, to the extent Buyer is the Successful Bidder at the Auction, Sellers shall not take any action which is intended to, or fail to take any action the intent of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order.

(g) Within three Business Days following the Filing, Sellers shall file a motion, in form and substantive satisfactory to Buyer, seeking entry of an order determining Cure Costs in connection with the Sellers’ assignment and assumption of the Assigned Agreements. The Sellers shall schedule the hearing on such motion not later than 30 days after the Filing.

Section 7.5 Bidding Procedures. The bidding procedures to be employed with respect to this Agreement shall be those reflected in the Bidding Procedures Order. Buyer agrees and acknowledges that Sellers and their Representatives and Affiliates are and may continue soliciting inquiries, proposals or offers for the Acquired Assets in connection with any alternative transaction pursuant to the terms of the Bidding Procedures Order.

Section 7.6 Break-Up Fee; Expense Reimbursement Amount.

(a) Subject to (x) the delivery by Buyer to Sellers of a Debt Financing Commitment in a form reasonably satisfactory to Sellers and (y) entry of the Bidding Procedures Order, if this Agreement is terminated pursuant to Section 11.1(a)(iv), Section 11.1(b)(i), Section 11.1(b)(iii), Section 11.1(c)(ii) or Section 11.1(c)(iii) and, in each case, Sellers consummate an Alternative Transaction within nine months after such termination, then Sellers, jointly and severally, shall, subject to Section 7.6(c), pay in cash to Buyer, on the date of the consummation of the Alternative Transaction and from the proceeds of the Alternative Transaction, a break-up fee in the amount of $6,000,000 (the “Break-Up Fee”), by wire transfer of immediately available funds to the account specified by Buyer to Sellers in writing.

(b) Subject to entry of the Bidding Procedures Order, if this Agreement is terminated pursuant to Section 11.1(a)(i) (unless due to Buyer’s breach of this Agreement), Section 11.1(a)(iii), Section 11.1(a)(iv), Section 11.1(b)(i), Section 11.1(b)(iii), Section 11.1(c)(ii) or Section 11.1(c)(iii), then Sellers, jointly and severally, shall, subject to Section 7.6(c), pay in cash to Buyer, within five (5) Business Days of such termination, an amount equal to the reasonable and documented costs, fees and expenses incurred by Buyer and its Affiliates (including fees and expenses of legal, accounting and financial advisors and any filing fee under the HSR Act paid by Buyer or its Affiliates) in connection with this Agreement and the transactions contemplated hereby (the “Expense Reimbursement Amount”) by wire transfer of immediately available funds to the account specified by Buyer to Sellers in writing.

(c) In no event shall the aggregate amount of the Break-Up Fee and the Expense Reimbursement Amount exceed $8,000,000.

(d) The obligations of Sellers to pay the Break-Up Fee and the Expense Reimbursement Amount as provided herein shall be entitled to administrative expense status with priority over any and all administrative expenses of the kind specified in Sections 503(b)(1) and 507(a) of the Bankruptcy Code in the Bankruptcy Case and senior to all other superpriority administrative expenses in the Bankruptcy Case.

(e) Sellers agree and acknowledge that Buyer’s due diligence, efforts, negotiation and execution of this Agreement have involved substantial investment of management time and have required significant commitment of financial, legal and other resources by Buyer and its Affiliates and that such due diligence, efforts, negotiation and execution have provided value to Sellers.

Section 7.7 Financing.

(a) Buyer covenants and agrees with Sellers that it will (i) use reasonable best efforts to obtain a Debt Financing Commitment as promptly as practicable, to arrange and consummate the Debt Financing at or prior to the Closing and to keep the Sellers reasonably apprised on a current basis of the status of its efforts with respect to obtaining a Debt Financing Commitment and arranging and consummating the Debt Financing and (ii) cause the Equity Commitment Party to fund the Equity Financing at the Closing subject to the terms and conditions of the Equity Commitment Letter. Buyer shall not, without the prior written consent of the Sellers, amend, supplement, modify or waive any provision under the Equity Commitment Letter or, once obtained, the Debt Financing Commitment in a manner that would reasonably be expected to materially and adversely impact the ability of Buyer to (a) enforce its rights against other parties to the Equity Commitment Letter, (b) enforce its rights under the Debt Financing Commitment or, if applicable, under a replacement Debt Financing Commitment or (c) otherwise timely consummate the transactions contemplated by this Agreement.

(b) In order to assist the Buyer with obtaining the Debt Financing and any other debt financing for the Business following the Closing, the Sellers shall, and shall cause their Subsidiaries to, provide such assistance and cooperation as the Buyer may reasonably request, including cooperation in the preparation of documentation for the Debt Financing or a credit facility of the Buyer and/or its Subsidiaries that would be effective after the Closing, the preparation of any information memorandum or similar document, making senior management of the Sellers reasonably available for customary presentations and cooperation with prospective lenders in performing their due diligence, entering into customary agreements and entering into pledge and security documents, other definitive financing documents or other requested certificates or documents. Notwithstanding anything in this Section 7.7(b) to the contrary, (i) no Seller or Retained Subsidiary shall be required to pay any commitment fee or similar fee or incur any liability with respect to obtaining the financing described in this Section 7.7(b) prior to the Closing, (ii) no officer, director or employee of any Seller shall be required to execute any documents that will be effective prior to the Closing, (iii) no Seller shall be required to issue any information memoranda or to indemnify any Person in connection with any such financing, and (iv) no Seller or Retained Subsidiary shall be required to take actions that are inconsistent with the Sellers’ fiduciary duties to maximize the value of their estates.

Section 7.8 Notification of Certain Matters.

(a) On or prior to the date that is seven (7) days following the date hereof, Sellers shall provide to Buyer their good faith estimate of the Cure Costs associated with each Real Property Lease and each Contract identified on Schedule 1.1(a) and Schedule 2.2(d) (assuming for this purpose that the Closing Date is March 31, 2015).

(b) From the Effective Date through ten (10) days prior to the Sale Hearing, Sellers shall use their reasonable best efforts to promptly (and in no event later than ten (10) days prior to the Sale Hearing, except with respect to Contracts entered into after such date) supplement or update Schedule 2.2(d) by providing Buyer written notice of any Contract to which any Seller or Retained Subsidiary is a party which (x) was not set forth on Schedule 1.1(a) or Schedule 2.2(d) as of the Effective Date and (y) primarily relates to the Business or any Acquired Store or is otherwise material to the operation of the Business following the Closing in substantially the same manner as conducted as of the date hereof. From the Effective Date through ten (10) days prior to the Sale Hearing, Buyer may, in its sole discretion, amend Schedule 2.2(d) and Schedule 1.1(a) by moving any Contract from Schedule 2.2(d) to Schedule 1.1(a) or vice versa by providing Sellers with written notice thereof, provided, however, that Buyer shall have no right to add to Schedule 1.1(a) any Contract rejected, in accordance with Section 365 of the Bankruptcy Code, by Sellers prior to Sellers receiving written notice from Buyer to include such Contract on Schedule 1.1(a), provided, further, that (i) until the Sale Hearing, Buyer may, in its sole discretion, amend Schedule 2.2(d) and Schedule 1.1(a) by moving from Schedule 1.1(a) to Schedule 2.2(d) any Contract which is the subject of any dispute relating to Cure Costs, (ii) until two Business Days prior to the Auction, Buyer may, in its sole discretion, amend Schedule 2.2(d)

and Schedule 1.1(a) by moving from Schedule 1.1(a) to Schedule 2.2(d) any Real Property Lease relating to any Excluded Acquired Store, and (iii) following the Auction and prior to the Closing, Buyer may, in its sole discretion, amend Schedule 2.2(d) and Schedule 1.1(a) by moving any Contract from Schedule 2.2(d) to Schedule 1.1(a), but not vice versa.

(c) To the extent that any franchise agreements or similar Contracts are added to Schedule 1.1(a), Buyers and Sellers shall negotiate reasonably and in good faith amendments to this Agreement to provide for the successful assignment to, and assumption and future performance by, Buyer of such Contracts (it being understood that the purpose of such amendments would be to minimize liabilities under, and potential litigation and other risk to the Business arising from, such Contracts).

(d) From the Effective Date through two Business Days prior to the Closing, Buyer may, in its sole discretion, amend Schedule 2.1(k) by removing all or any portion of any asset, property or right listed thereon by providing Sellers with written notice thereof; provided, that no such removal will result in a reduction in the amount of the Cash Consideration or the Credit Bid Consideration.

Section 7.9 Employees. Within fifteen (15) days after the Effective Date, Sellers shall provide Buyer a complete and accurate list of the names of Sellers’ employees, and their corresponding job titles, store or office locations (as the case may be), dates of hire, current rates of compensation, accrued and unused vacation leave and sick leave and other commitments that exist with respect to such employees, whether oral or in writing. Such list shall also indicate which such employees, if any, are not actively at work as of the date specified therein (other than due to vacation or short-term illness). Buyer may offer employment effective as of the Closing Date to such employees as Buyer shall determine in its sole discretion, at such salary and/or wage levels, with such benefits and under such other terms and conditions as Buyer shall determine in its sole discretion. Any employee who accepts an offer of employment from Buyer on or within 30 days after the Closing date shall be referred to herein as a “Transferred Employee”. Sellers shall retain all liabilities (including accrued vacation and liabilities arising in connection with COBRA) in respect of all of its employees, including Transferred Employees, other than liabilities associated with the Transferred Employees’ service with Buyer after the Closing Date. Sellers shall remain solely responsible for any and all obligations that might arise under the WARN Act arising out of any employment losses occurring prior to, on or after the Closing Date with respect to all current and former employees as of the Closing Date, and shall take all actions that are necessary to comply with the WARN Act, including providing any notices required under the WARN Act. Sellers shall remain liable for all workers’ compensation claims arising out of injuries or occupational diseases sustained or contracted before the date the Transferred Employee commences employment with the Buyer.

Section 7.10 Damage or Destruction. Until the Closing, the Acquired Assets shall remain at the risk of the Sellers. In the event of (i) any material damage to or destruction of any of the Acquired Assets after the date hereof and prior to the Closing (in any such case, a “Damage or Destruction Loss”) or (ii) any sale or other transfer out of an Acquired Store (other than to another Acquired Store) of any Equipment located in an Acquired Store as of the date hereof (an “Equipment Loss”) the Seller shall give notice thereof to the Buyer promptly thereafter. If any such Damage or Destruction Loss is covered by policies of insurance and the underlying Acquired Asset is not repaired or replaced prior to Closing, all right and claim of the Sellers to any proceeds of insurance for such Damage or Destruction Loss shall be assigned and (if previously received by the Sellers and not used prior to the Closing Date to repair any damage or destruction) paid to the Buyer at Closing in accordance with Section 2.1(i). If any such Damage or Destruction Loss is not covered by policies of insurance, the Buyer shall have the right to reduce the Credit Bid Consideration by an amount equal to (i) if such Affected Assets are not destroyed or damaged beyond repair and are able to be repaired to substantially the same condition that existed prior to such Damage or Destruction Loss at a cost less than their replacement cost, the estimated cost to repair or restore the Acquired Assets affected by such Damage or Destruction Loss (the “Affected Assets”) to substantially the same condition that existed immediately prior to the occurrence of such Damage or Destruction Loss, or (ii) if such Affected Assets are destroyed or damaged beyond repair or are not able to be repaired to substantially the same condition that existed prior to such Damage or Destruction Loss at a cost less than their replacement cost, the replacement cost of the Affected Assets. In the event of an Equipment Loss, the Buyer shall have the right to reduce the Credit Bid Consideration by an amount equal to the replacement cost of the applicable underlying Equipment. If the Buyer elects to reduce the Credit Bid Consideration pursuant to this Section 7.10, the Sellers and the Buyer shall negotiate in good faith in an effort to agree upon the amount of such reduction. If the Parties are unable to reach agreement within five (5) Business Days after notice of the Damage or Destruction Loss or Equipment Loss is given by the Sellers, then the amount of the reduction shall be determined by an independent, qualified insurance adjuster selected by the Parties (or, if they are unable to agree on such selection, one appointed by the Bankruptcy Court upon application of either the Buyer or the Sellers).

Section 7.11 Transition Services Agreement; Identified Party Agreements.

(a) The Parties shall use their respective reasonable best efforts to agree on a form of Transition Services Agreement as promptly as practicable after the Effective Date.

(b) Buyer shall keep Sellers reasonably apprised on a current basis of the status of any discussions or negotiations between Buyer and the Identified Party (or any of their respective Affiliates or representatives) with respect to the transactions and other matters contemplated by the Term Sheets, and shall use its reasonable best efforts to complete any discussions or negotiations by no later than fifteen (15) days following the Filing. Buyer shall provide to Sellers copies of the execution version of each definitive agreement entered into or to be entered into between Buyer and the Identified Party (or any of their respective Affiliates) in connection with the transactions or other matters contemplated by the Term Sheets. To the extent that any of the documents referred to in the immediately preceding sentence are subsequently revised, Buyer shall provide copies thereof to Seller as promptly as reasonably practicable. Buyer acknowledges and agrees that Sellers may use the Term Sheets and the information and documentation provided to them by Buyer pursuant to this Section 7.11 to facilitate the Auction in accordance with the Bidding Procedures.

Section 7.12 Letters of Credit. The Buyer shall be entitled to credit bid L/C Reimbursement Obligations pursuant to Section 3.1(b). To the extent that a portion of the purchase price is paid by a credit against L/C Reimbursement Obligations relating to any Letter of Credit pursuant to Section 3.1(b) and the full amount of such Letter of Credit shall not have been drawn at or prior to the expiration of such Letter of Credit, then promptly following such expiration, Buyer shall reimburse Sellers, by wire transfer of immediately available funds, an amount equal to the difference between (i) such credit against the purchase price and (ii) the portion of the Letter of Credit actually drawn (x) at or after the Closing and (y) at or prior to such expiration.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Taxes.

(a) Any sales, use, property transfer or gains, documentary, stamp, registration, recording or similar Tax (including, for certainty, goods and services tax, harmonized sales tax and land transfer tax) payable in connection with the sale or transfer of the Acquired Assets (“Transfer Taxes”) shall be borne by Sellers and, to the extent Buyer is required by applicable Law to pay Transfer Taxes, such Transfer Taxes shall be paid by the appropriate Seller to Buyer at Closing. Sellers and Buyer shall use reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Acquired Assets from any such Transfer Taxes. Sellers shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes; provided, however, that in the event any such Tax Return requires execution by Buyer, Sellers shall prepare and deliver to Buyer a copy of such Tax Return at least three (3) Business Days before the due date thereof, and Buyer shall promptly execute such Tax Return and deliver it to Sellers, which shall cause it to be filed. Sellers shall reimburse Buyer for any Tax described in this Section 8.1(a) that is paid by Buyer to a Governmental Authority.

(b) Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Acquired Assets (including access to Documents) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claims, suit or proceeding relating to any Tax; provided, however, that (other than as required pursuant to this Section 8.1(b)) neither Buyer nor any Seller shall be required to disclose the contents of its income tax returns to any Person. Any expenses incurred in furnishing such information or assistance pursuant to this Section 8.1(b) shall be borne by the Party requesting it.

(c) Notwithstanding any other provisions in this Agreement, Buyer and Sellers hereby waive compliance with all “bulk sales,” “bulk transfer” and similar laws that may be applicable with respect to the sale and transfer of any or all of the Acquired Assets to Buyer.

Section 8.2 Payments Received. Sellers, on the one hand, and Buyer, on the other hand, each agree that, after the Closing, each will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which properly belongs to the other and will account to the other for all such receipts.

Section 8.3 Assigned Agreements; Adequate Assurance of Future Performance.

(a) With respect to each Assigned Agreement, Buyer shall provide adequate assurance as required under the Bankruptcy Code of the future performance by Buyer of each such Assigned Agreement. Buyer and Sellers agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assigned Agreements, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Buyer’s and Sellers’ Representatives available to testify before the Bankruptcy Court.

(b) Subject to the other terms and conditions of this Agreement, Buyer shall, from and after the Closing Date, (i) assume all Liabilities of Sellers under the Assigned Agreements and (ii) satisfy and perform all of the Liabilities related to each of the Assigned Agreements when the same are due thereunder, in each case to the extent relating to any post-Closing period.

Section 8.4 Post-Closing Liabilities.

(a) Subject to the terms and conditions of this Agreement, after the Closing Date, Buyer shall have the responsibility to process, and shall have all Liability for, all Assumed Consumer Liabilities. Sellers shall retain all Liabilities with respect to returns of goods or merchandise, customer prepayments and overpayments, gift cards and certificates, customer loyalty obligations or programs, customer refunds, warranty obligations, chargebacks, credits, reimbursements and related adjustments, in each case with respect to goods or merchandise sold prior to Closing and which are not Assumed Consumer Liabilities.

(b) Nothing in this Section 8.4 or in Section 8.5 shall prohibit Sellers from ceasing operations or winding up their affairs following the Closing.

Section 8.5 Post-Closing Books and Records and Personnel. For twelve (12) months after the Closing Date, (a) neither Buyer nor any Seller shall dispose of or destroy any of the business records and files of the Business and (b) Buyer and Sellers (including, for clarity, any trust established under a Chapter 11 plan of Sellers or any other successors of Sellers) shall allow each other and their respective Representatives reasonable access during normal business hours, and upon reasonable advance notice, to all employees, files and any books and records and other materials included in the Acquired Assets for purposes relating to the Bankruptcy Case, the wind-down of the operations of Sellers, the functions of any such trusts or successors, or other reasonable business purposes, including Tax matters, litigation, or potential litigation, each as it relates to the Business, the Acquired Stores, the Acquired Assets or the Assumed Liabilities prior to the Closing Date (with respect to Sellers) or from and after the Closing Date (with respect to the Buyer), and Buyer and Sellers (including any such trust or successors) and such Representatives shall have the right to make copies of any such files, books, records and other materials. In addition, from and after the Closing for a period of 60 days, Sellers will permit Buyer and its Representatives access to such personnel of Sellers during normal business hours as Buyer may reasonably request to assist with the transfer of the Inventory, Documents, Equipment, Permits and Petty Cash that are included in the Acquired Assets, provided that nothing in this Section 8.5 shall prohibit Sellers from ceasing operations or winding up their affairs following the Closing.

Section 8.6 Confidentiality. Sellers agree not to, and shall use commercially reasonable efforts to cause its employees not to, divulge to any Person (other than Buyer or its Affiliates or any persons employed or designated by such entities), publish or make use of any information of any type whatsoever of a confidential nature relating to the Business, Acquired Stores or Acquired Assets, including, all types of trade secrets, client lists or information, information regarding products, marketing plans, management organization information, operating policies or manuals, performance results or other financial, commercial, business or technical information, except (i) such knowledge or information that is in the public domain through no wrongful act by any Seller without the prior written consent of Buyer or its Affiliates (as the case may be), (ii) for disclosure made pursuant to and in accordance with any Contract to which any Seller or any Affiliate of Seller is a party, (iii) for disclosures made to facilitate the Auction in accordance with the Bidding Procedures, and (iv) as required by applicable law, by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency. This confidentiality provision has no temporal or geographical limitation.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER TO CLOSE

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

Section 9.1 Accuracy of Representations. The representations and warranties of Sellers contained in Article V shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 9.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Buyer shall have received a certificate of Sellers, signed by a duly authorized officer of Sellers, to that effect.

Section 9.2 Sellers’ Performance. Sellers shall have performed and complied with in all material respects the covenants and agreements that Sellers are required to perform or comply with pursuant to this Agreement at or prior to the Closing, and Buyer shall have received a certificate of Sellers to such effect signed by a duly authorized officer thereof.

Section 9.3 No Order. No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (a “Closing Legal Impediment”); provided, however, that prior to asserting this condition Buyer shall have taken all actions required by Section 7.3 to prevent the occurrence or entry of any such Closing Legal Impediment and to remove or appeal as promptly as possible any such Closing Legal Impediment.

Section 9.4 Governmental Authorizations. Any applicable waiting period under the HSR Act and any other waiting period under any applicable material antitrust or competition Law shall have expired or been terminated and any other material approval under any applicable antitrust or competition Law shall have been received.

Section 9.5 Sellers’ Deliveries. Each of the deliveries required to be made to Buyer pursuant to Section 4.3 shall have been so delivered.

Section 9.6 Sale Order. The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be a Final Order; provided, however, that it shall not be a condition to the Buyer’s obligation to consummate the transactions contemplated by this Agreement that the Sale Order be a Final Order if the Sale Order is not a Final Order solely as a result of an appeal of the relief granted pursuant to the Sale Order which appeal (a) does not challenge Buyer’s good faith under Section 363(m) of the Bankruptcy Code, (b) does not assert that the transactions contemplated by this Agreement are avoidable pursuant to, or otherwise violate, Section 363(n) of the Bankruptcy Code and (c) has not resulted in a stay of the Sale Order.

Section 9.7 Credit Bid. Buyer shall be a secured creditor of Sellers holding valid, binding, enforceable and perfected first priority liens under the Credit Facilities against the property of Sellers’ bankruptcy estates, and no portion of the amount of Buyer’s secured claims under the Credit Facilities available to be applied against the purchase price in accordance with Section 3.1 shall have been subject to any challenge, avoidance, reduction (except on account of satisfaction), disallowance, recharacterization, impairment or subordination.

Section 9.8 Third Party Agreements. (a) Buyer and/or one or more of its Affiliates shall have entered into definitive agreements with the third party set forth on Schedule 9.8 (the “Identified Party”) and/or one or more of its Affiliates containing terms substantially consistent with the term sheets with the Identified Party provided to Sellers prior to the execution of this Agreement (the “Term Sheets”) and other terms and conditions satisfactory to Buyer in its sole discretion and (b) all conditions precedent to the entry into force of such definitive agreements shall have been satisfied or waived, and such definitive agreements shall be in full force and effect as of the Closing.

Section 9.9 Debt Financing. Buyer shall have arranged, and shall simultaneously with the Closing consummate, the Debt Financing.

Section 9.10 Level, Mix and Composition of Inventory. As of the Closing, (i) the level of Inventory at each of at least 85% of the Acquired Stores shall be at least 85% of the level of Projected Inventory for such Acquired Store and (ii) the mix and composition of Inventory at each Acquired Store shall be consistent with the mix and composition of the Projected Inventory for such Acquired Store and of a saleable condition consistent with the saleable condition of such Inventory at such Acquired Store as of the date of this Agreement (with such exceptions which, individually and in the aggregate are de minimis in nature). Buyer shall have received a certificate of Sellers, signed by a duly authorized officer of Sellers, to that effect.

ARTICLE X

CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE

Sellers’ obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

Section 10.1 Accuracy of Representations. The representations and warranties of Buyer contained in Article VI shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 10.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to prevent or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement. Sellers shall have received a certificate of Buyer, signed by a duly authorized officer of Buyer, to that effect.

Section 10.2 Buyer’s Performance. Buyer shall have performed and complied with in all material respects the covenants and agreements that Buyer is required to perform or comply with pursuant to this Agreement at or prior to the Closing, and Sellers shall have received a certificate of Buyer to such effect signed by a duly authorized officer thereof.

Section 10.3 No Order. No Closing Legal Impediment shall be in effect, provided, however, that prior to asserting this condition Sellers shall have taken all actions required by Section 7.3 to prevent the occurrence or entry of any such Closing Legal Impediment and to remove or appeal as promptly as possible any such Closing Legal Impediment.

Section 10.4 Governmental Authorizations. Any applicable waiting period under the HSR Act and any other waiting period under any material applicable antitrust or competition Law shall have expired or been terminated and any other material approval under any applicable antitrust or competition Law shall have been received.

Section 10.5 Buyer’s Deliveries. Each of the deliveries required to be made to Sellers pursuant to Section 4.2 shall have been so delivered.

Section 10.6 Sale Order in Effect. The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be a Final Order; provided, however, that it shall not be a condition to the Sellers’ obligation to consummate the transactions contemplated by this Agreement that the Sale Order be a Final Order if the Sale Order is not a Final Order solely as a result of an appeal of the relief granted pursuant to the Sale Order which appeal (a) does not challenge Buyer’s good faith under Section 363(m) of the Bankruptcy Code, (b) does not assert that the transactions contemplated by this Agreement are avoidable pursuant to, or otherwise violate, Section 363(n) of the Bankruptcy Code and (c) has not resulted in a stay of the Sale Order.

ARTICLE XI

TERMINATION

Section 11.1 Termination Events. Anything contained in this Agreement to the contrary notwithstanding (other than as provided in Section 11.1(c)(iv)), this Agreement may be terminated at any time prior to the Closing Date:

(a) by either Sellers or Buyer:

(i) if the Bankruptcy Court rules that it does not approve this Agreement for any reason or if a Governmental Authority issues a final, non-appealable ruling or Order permanently prohibiting the transactions contemplated hereby, provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(a)(i) shall not be available to any Party whose breach of any of its representations, warranties, covenants or agreements contained herein results in such ruling or Order;

(ii) by mutual written consent of Sellers and Buyer;

(iii) if the Closing shall not have occurred by the close of business on March 31, 2015 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(a)(iii) shall not be available to any Party whose breach of any of its representations, warranties, covenants or agreements contained herein results in the failure of the Closing to be consummated by such time;

(iv) if Sellers (A) file any stand-alone plan of reorganization or liquidation (or announce support of any such plan filed by any other party) that does not contemplate, or that would be reasonably expected to impede or delay the implementation or consummation of, the transactions provided for in this Agreement or (B) consummate an Alternative Transaction; or

(v) if the Buyer and Sellers have not agreed on the Projected Inventory within ten (10) days following the date hereof.

(b) by Buyer:

(i) in the event of any breach by any Seller of any of its agreements, covenants, representations or warranties contained herein that would result in the failure of a condition set forth in Article IX to be satisfied, and the failure of Sellers to cure such breach by the earlier of (A) the Outside Date and (B) the date that is thirty (30) days after receipt of the Buyer Termination Notice; provided, however, that (1) Buyer is not in breach of any of its representations, warranties, covenants or agreements contained herein in a manner that would result in the failure of a condition set forth in Article X to be satisfied, (2) Buyer notifies Sellers in writing (the “Buyer Termination Notice”) of its intention to exercise its rights under this Section 11.1(b)(i) as a result of the breach, and (3) Buyer specifies in the Buyer Termination Notice the representation, warranty, covenant or agreement contained herein of which Sellers are allegedly in breach;

(ii) if the Bankruptcy Case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code and neither such dismissal nor conversion expressly contemplates the transactions provided for in this Agreement;

(iii) if the Auction takes place and Buyer is not the Successful Bidder at the Auction, except that if Buyer is designated as the second highest or best bidder, then upon the earlier of the consummation of the transaction with the Successful Bidder and 30 days after the conclusion of the Sale Hearing;

(iv) if the Bidding Procedures Order has not been entered on or before fourteen (14) days after the Filing (or is vacated or stayed as of such date); or

(v) if the Sale Order has not been entered on or before forty-five (45) days after the Filing (or is vacated or stayed as of such date).

(c) by Sellers:

(i) in the event of any breach by Buyer of any of its agreements, covenants, representations or warranties contained herein that would result in the failure of a condition set forth in Article X to be satisfied, and the failure of Buyer to cure such breach by the earlier of (A) the Outside Date and (B) the date that is thirty (30) days after receipt of the Sellers Termination Notice; provided, however, that Sellers (1) are not themselves in breach of any of their representations, warranties, covenants or agreements contained herein or in the Bidding Procedures Order or the Sale Order in a manner that result in the failure of a condition set forth in Article IX to be satisfied, (2) notify Buyer in writing (the “Sellers Termination Notice”) of their intention to exercise their rights under this Section 11.1(c)(i) as a result of the breach, and (3) specify in the Sellers Termination Notice the representation, warranty, covenant or agreement contained herein of which Buyer is allegedly in breach;

(ii) if the Auction takes place and Buyer is not the Successful Bidder at the Auction;

(iii) if Sellers enter into (or provide written notice to Buyer of their intent to enter into) one or more agreements to sell, transfer or otherwise dispose of any portion of the Acquired Assets in a transaction or series of transactions with one or more Persons other than Buyer in accordance with the Bidding Procedures; or

(iv) if (A) the condition set forth in Section 9.8(a) has not been satisfied or waived by Buyer or (B) Buyer has not obtained a Debt Financing Commitment in a form reasonably satisfactory to Sellers, in each case on or before the date that is two Business Days prior to the hearing conducted by the Bankruptcy Court to approve the Bidding Procedures Order, provided that Sellers shall not have the right to terminate this Agreement pursuant to this Section 11.1(c)(iv) following the hearing conducted by the Bankruptcy Court to approve the Bidding Procedures Order.

For the avoidance of doubt, the Parties acknowledge and agree, that in the event that Sellers determine, in their reasonable discretion, that the last Overbid (as defined in the Bidding Procedures) submitted by Buyer is better than all other Qualified Bids (as defined in the Bidding Procedures) as such Qualified Bids may be amended by an Overbid submitted at the Auction, then within two (2) Business Days following the conclusion of the Auction, Sellers and Buyer shall enter into an amendment to this Agreement to reflect Buyer’s last Overbid; it being acknowledged and agreed that this Agreement shall not be deemed to have terminated by virtue of Buyer’s having submitted the winning bid at the Auction.

Section 11.2 Effect of Termination. If the Bidding Procedures Order has been entered and this Agreement is terminated in the circumstances set forth in Section 7.6(a) and/or Section 7.6(b), then Sellers, jointly and severally, shall pay to Buyer the Break-Up Fee and/or the Expense Reimbursement Amount in accordance with Section 7.6, as applicable. The Break-Up Fee and the Expense Reimbursement Amount are in the nature of liquidated damages and shall constitute the sole and exclusive remedy of Buyer in the event of a termination hereunder.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which shall be agreed to by Buyer, on the one hand, and Sellers, on the other hand. Buyer, on the one hand, and Sellers, on the other hand, shall consult with each other before issuing any other press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld or delayed), provided, however, that nothing herein shall prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that it determines in good faith that such disclosure is required by Law or Order or pursuant to any listing agreement with the NYSE or the NYSE Rules, following consultation with counsel (including any filings required to be made by any of the Parties or their respective Affiliates on Form 8-K, Form 13D or otherwise pursuant to securities Laws), in which case the Party making such determination shall, if practicable under the circumstances, use reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of its issuance or publication (it being understood and hereby agreed that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).

Section 12.2 Notices. Any notice, consent or other communication required or permitted under this Agreement shall be in writing and shall be delivered (a) in person, (b) by a nationally recognized courier for overnight delivery service or (c) by email or other electronic means, confirmed by telephone or return email (including an automated return receipt), to the persons indicated below. A notice or communication shall be deemed to have been effectively given (i) if in person, upon personal delivery to the Party to whom the notice is directed, (ii) if by nationally recognized courier, one Business Day after delivery to such courier and (iii) if by email or other electronic means, when sent and confirmed by telephone or return email. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt. Any such notice, election, demand, request or response shall be addressed as follows:

(a) If to Sellers, then to:

RadioShack Corporation

300 RadioShack Circle

Fort Worth, Texas 76102

Attention: Robert Donohoo, Vice President and General Counsel

Email: Robert.Donohoo@radioshack.com

with a copy (which shall not constitute notice) to:

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

Attention: Mark E. Betzen and Robert A. Schroeder

Email: mbetzen@jonesday.com and raschroeder@jonesday.com

(b) If to Buyer:

General Wireless Inc.

c/o Standard General L.P.

757 Fifth Avenue, 12th Floor

New York, NY 10153

Attention: Gail Steiner

Email: legal@standgen.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Jonathan E. Levitsky

Email: jelevitsky@debevoise.com

Section 12.3 Amendment; Waiver. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought and such amendment, modification, discharge or waiver is delivered substantially contemporaneously to each other Party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights to payment of any Party under or by reason of this Agreement. No prior draft of this Agreement shall be used in the interpretation of this Agreement.

Section 12.4 Entire Agreement. This Agreement (including the Schedules and the Exhibits) and the other Transaction Documents contain all of the terms, conditions and representations and warranties agreed to by the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, negotiations, correspondence, undertakings and communications of the Parties or their representatives, oral or written, respecting such subject matter. The representations, warranties, covenants and agreements contained in this Agreement (including the Schedules and the Exhibits) and the other Transaction Documents are intended, among other things, to allocate the economic cost and the risks inherent in the transactions contemplated hereby and thereby, including risks associated with matters as to which the party making such representations and warranties has no knowledge or only incomplete knowledge, and such representations and warranties may be qualified by disclosures contained in the Schedules. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 12.5 Assignment. This Agreement, and the rights, interests and obligations hereunder, shall not be assigned by any Party by operation of law or otherwise without the express written consent of the other Parties (which consent may be granted or withheld in the sole discretion of such other Party); provided, however, that Buyer shall be permitted, upon prior notice to Sellers, to (i) assign its right to receive assignment of any Real Property Lease to the Identified Party and (ii) assign all or part of its rights or obligations hereunder to an Affiliate, but no such assignment shall relieve Buyer of its obligations under this Agreement, and Sellers shall be permitted to assign all or part of their rights or obligations hereunder on or after the date on which the Final Credit Bid Consideration is determined in accordance with Section 3.3(b) pursuant to a plan of reorganization or liquidation approved by the Bankruptcy Court.

Section 12.6 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

Section 12.7 Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.

(a) Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to Contracts made and to be performed entirely in such state without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of Delaware applicable hereto.

(b) Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby and (ii) any and all claims relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Proceeding; provided, however, that, if the Bankruptcy Case is closed, all Proceedings arising out of or relating to this Agreement shall be heard and determined in a Delaware state court or a federal court sitting in the State of Delaware, and the Parties hereby (a) irrevocably and unconditionally submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action in the United States District Court for the District of Delaware) with respect to all Proceedings arising out of or relating to this Agreement and the transaction contemplated hereby (whether based on contract, tort or other theory); (b) agree that all claims with respect to any such Proceeding shall be heard and determined in such courts and agrees not to commence any Proceeding relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or other theory) except in such courts; (c) irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum; and (d) agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The Parties agree that any violation of this Section 12.7(b) shall constitute a material breach of this Agreement and shall constitute irreparable harm.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.7.

Section 12.8 Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile or other electronic transmission in portable document format (pdf)) with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each Party shall have received a counterpart hereof signed by the other Party. Delivery of an executed counterpart hereof by means of facsimile or electronic transmission in portable document format (pdf) shall have the same effect as delivery of a physically executed counterpart in person.

Section 12.9 Parties in Interest; No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights, benefits, remedies, obligations, liabilities or claims hereunder upon any Person not a Party or a permitted assignee of a Party.

Section 12.10 Non-Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with or as an inducement to this Agreement) or the transactions contemplated hereby may be made only against (and are those solely of) the entities that are expressly identified as Parties to this Agreement. No other Person, including any of their Affiliates, directors, officers, employees, incorporators, members, partners, managers, stockholders, agents, attorneys, or representatives of, or any financial advisors or lenders to, any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities, other than fraud claims, arising under, out of, in connection with, or related in any manner to, this Agreement or based on, in respect of, or by reason of, this Agreement or its negotiation, execution, performance or breach.

Section 12.11 Schedules; Materiality. The inclusion of any matter in any Schedule shall be deemed to be an inclusion for all purposes of this Agreement, to the extent that such disclosure is sufficient to identify the Section to which such disclosure is responsive, but inclusion therein shall not be deemed to constitute an admission, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement. The disclosure of any particular fact or item in any Schedule shall not be deemed an admission as to whether the fact or item is “material” or would constitute a “Material Adverse Effect.”

Section 12.12 Specific Performance. The Parties acknowledge and agree that (a) irreparable injury, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement are not performed in accordance with the specific terms hereof or are otherwise breached, and (b) the non-breaching Party or Parties shall therefore be entitled, in addition to any other remedies that may be available, to obtain (without the posting of any bond) specific performance of the terms of this Agreement. If any Proceeding is brought by the non-breaching Party or Parties to enforce this Agreement, the Party in breach shall waive the defense that there is an adequate remedy at law.

Section 12.13 Survival. All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing shall survive the Closing and terminate on the earlier of their completion and the one year anniversary the Closing Date. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder, shall not survive the Closing and shall thereupon terminate.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives, all as of the Effective Date.

GENERAL WIRELESS INC.

By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

RADIOSHACK CORPORATION

By:	/s/ Joseph Magnacca
Name:	Joseph Magnacca
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

ATLANTIC RETAIL VENTURES, INC.

By:	/s/ Robert C. Donohoo
Name:	Robert C. Donohoo
Title:	President

ITC SERVICE, INC.

By:	/s/ Robert C. Donohoo
Name:	Robert C. Donohoo
Title:	President

MERCHANDISING SUPPORT SERVICES, INC.

By:	/s/ Joel H. Tiede
Name:	Joel H. Tiede
Title:	President

RADIOSHACK GLOBAL SOURCING CORPORATION

By:	/s/ Robert C. Donohoo
Name:	Robert C. Donohoo
Title:	President

[Signature Page to Asset Purchase Agreement]

RADIOSHACK GLOBAL, SOURCING, INC.

By:	/s/ Robert C. Donohoo
Name:	Robert C. Donohoo
Title:	President

RS IG HOLDINGS INCORPORATED

By:	/s/ Robert C. Donohoo
Name:	Robert C. Donohoo
Title:	President

SCK, INC.

By:	/s/ Robert C. Donohoo
Name:	Robert C. Donohoo
Title:	President

TANDY FINANCE CORPORATION

By:	/s/ Robert C. Donohoo
Name:	Robert C. Donohoo
Title:	President

[Signature Page to Asset Purchase Agreement]

TANDY HOLDINGS, INC.

By:	/s/ Robert C. Donohoo
Name:	Robert C. Donohoo
Title:	President

TANDY INTERNATIONAL CORPORATION

By:	/s/ Robert C. Donohoo
Name:	Robert C. Donohoo
Title:	President

TRS QUALITY INC.

By:	/s/ Joel H. Tiede
Name:	Joel H. Tiede
Title:	President

TE ELECTRONICS LP
By:	RadioShack Corporation, General Partner

By:	/s/ Joseph Magnacca
Name:	Joseph Magnacca
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IGNITION L.P.
By:	RadioShack Corporation, as General Partner

By:	/s/ Joseph Magnacca
Name:	Joseph Magnacca
Title:	Chief Executive Officer

RADIOSHACK CUSTOMER SERVICE LLC

By:	/s/ Joel H. Tiede
Name:	Joel H. Tiede
Title:	President

RADIOSHACK GLOBAL SOURCING LIMITED PARTNERSHIP
By:	RadioShack Corporation, as General Partner

By:	/s/ Joseph Magnacca
Name:	Joseph Magnacca
Title:	Chief Executive Officer

RSIGNITE, LLC

By:	/s/ Robert C. Donohoo
Name:	Robert C. Donohoo
Title:	President

[Signature Page to Asset Purchase Agreement]

TRADE AND SAVE LLC

By:	/s/ William R. Russum
Name:	William R. Russum
Title:	President and Treasurer

[Signature Page to Asset Purchase Agreement]

Annex A

Subsidiary Sellers

Atlantic Retail Ventures, Inc.

Ignition L.P.

ITC Services, Inc.

Merchandising Support Services, Inc.

RadioShack Customer Service LLC

RadioShack Global Sourcing Corporation

RadioShack Global Sourcing Limited Partnership

RadioShack Global Sourcing, Inc.

RS Ig Holdings Incorporated

RSIgnite, LLC

SCK, Inc.

Tandy Finance Corporation

Tandy Holdings, Inc.

Tandy International Corporation

TE Electronics LP

Trade and Save LLC

and TRS Quality, Inc.

[Signature Page to Asset Purchase Agreement]